                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement"), dated as of September 30, 1997, by and among Eye Care Centers of America, Inc., a Texas corporation (the "Purchaser"), Dr. Robert A. Samit ("Samit") and Dr. Michael Davidson ("Davidson" and, together with Samit, the "Shareholders"), being all of the shareholders of The Samit Group, Inc., a Delaware corporation ("TSGI").


                              W I T N E S S E T H:

         WHEREAS, each of the Shareholders owns, or will own as of the Closing Date, the number of the shares of Common Stock (the "Stock") set forth opposite his name on EXHIBIT A attached hereto;

         WHEREAS, the shares of the Stock represent all of the issued and outstanding capital stock of TSGI;

         WHEREAS, the Shareholders desire to sell to the Purchaser, and the Purchaser desires to purchase from the Shareholders, the shares of the Stock, subject to the terms and conditions of this Agreement;

         WHEREAS, it is the intention of the parties hereto that, upon consummation of the purchase and sale of the shares of the Stock pursuant to this Agreement, the Purchaser will own all of the outstanding shares of capital stock of TSGI;

         WHEREAS, TSGI is the record and beneficial owner of all of the issued and outstanding shares of capital stock of Hour Eyes, Inc., a Maryland corporation ("HEI"), Skylab Optical, Inc., a Virginia corporation ("Skylab"), and Metropolitan Vision Services, Inc., a Virginia corporation ("MVS" and, together with HEI, Skylab and TSGI, are hereinafter collectively referred to as the "Acquired Companies");

         WHEREAS, in connection with the acquisition of the Stock and as an inducement to consummate the transactions contemplated hereby, Affiliates of the Purchaser will enter into management services agreements with the Professional Corporation to manage the optical dispensary in the stores in Virginia and provide other management services; and

         WHEREAS, the transactions contemplated by this Agreement are in connection with certain other transactions as more particularly set forth in the Master Transaction Agreement, such transactions to include the purchase by the Doctor from the Shareholders of all of the outstanding capital stock of Dr. Samit Hour Eyes Optometrist, P.C., a professional corporation organized under the laws of the State of Virginia and wholly-owned by the Shareholders (the "Professional Corporation");

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements of the parties hereinafter contained and contained in the Master Transaction Agreement, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this ARTICLE 1:

         "Acquired Companies" has the meaning set forth in the recitals of this Agreement.

         "Adjustment Amount" has the meaning set forth in SECTION 2.03(a).

         "Adjustment Arbitrator" has the meaning set forth in SECTION 2.03(b).

         "Affiliate" is used in this Agreement to indicate a relationship with one or more persons and when used shall mean any corporation or organization of which such person is an executive officer, director or partner or is directly or indirectly the beneficial owner of one percent (1%) or more of any class of equity securities or financial interest therein; any trust or other estate in which such person has a beneficial interest or as to which such person serves as trustee or in any similar fiduciary capacity; any relative or spouse of such person, or any relative of such spouse (such relative being related to the person in question within the second degree); any director or executive officer of such person; or any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

         "Assets" has the meaning set forth in SECTION 2.03(a).

         "Assignment" has the meaning set forth in SECTION 7.22.

         "Balance Sheets" has the meaning set forth in SECTION 3.05.

         "Balance Sheet Date" has the meaning set forth in SECTION 3.06.

         "Balance Sheet Protest Notice" has the meaning set forth in SECTION 2.03(b).

         "Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

         "Breach" means that a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

         "Cash Payment" has the meaning set forth in SECTION 2.02(a)(i).

         "Closing" has the meaning set forth in SECTION 2.05.

         "Closing Date" has the meaning set forth in SECTION 2.05.

         "Closing Date Balance Sheet" has the meaning set forth in SECTION 2.03(a).

         "COBRA" has the meaning set forth in SECTION 3.23.

         "Code" means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "Common Stock" means the common stock, par value $.01 per share, of TSGI.

         "Companies" means the Acquired Companies and the Professional Corporation, collectively.

         "Competing Business" has the meaning set forth in SECTION 3.30.

         "Consent" means any approval, consent, ratification, waiver, or other authorization (including, without limitation, any Governmental Authorization).

         "Consulting Agreement" has the meaning set forth in SECTION 2.06(a)(viii).

         "Contemplated Transactions" means all of the transactions contemplated by this Agreement, the Master Transaction Agreement and the PC Purchase Agreement, including without limitation:

                  (a)      the sale of the Stock hereunder;

                  (b) the execution, delivery, and performance of the Consulting Agreement, Employment Agreements, Non-Competition Agreement and the Escrow Agreement;

                  (c) the performance by the parties of their respective covenants and obligations under this Agreement;

                  (d) the Purchaser's acquisition, ownership and exercise of control over the Acquired Companies and their operations;

                  (e) the sale by the Shareholders of all of the capital stock in the Professional Corporation to the Doctor pursuant to the PC Purchase Agreement; and

                  (f) the execution, delivery and performance by (i) Visionary Retail Management, Inc. and the Professional Corporation of the Retail Business Management Agreement and (ii) Visionary MSO, Inc. and the Professional Corporation of the Professional Business Management Agreement, respectively.

         "Contract" means any agreement, contract, instrument, obligation, promise, commitment or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "Corporate Inventory Gain Income" has the meaning set forth in SECTION 2.04(b).

         "Damages" has the meaning set forth in SECTION 9.02.

         "Designee" has the meaning set forth in SECTION 10.08.

         "Doctor" shall mean Dr. Daniel Poth.

         "Earn-out Arbitrator" has the meaning set forth in SECTION 2.04(f).

         "Earn-out Objection Period" has the meaning set forth in SECTION
2.04(f).

         "Earn-out Payment" has the meaning set forth in SECTION 2.04(a).

         "Earn-out Payment Notice" has the meaning set forth in SECTION 2.04(f).

         "Earn-out Protest Notice" has the meaning set forth in SECTION 2.04(f).

         "Earn-out Ratio" has the meaning set forth in SECTION 2.04(a).

         "Employee Benefit Plans" has the meaning set forth in SECTION 3.23.

         "Employment Agreement" has the meaning set forth in SECTION 2.06(a)(v).

         "Employment and Non-Competition Agreement" has the meaning set forth in
SECTION 2.06(a)(vii).

         "Encumbrance" means any charge, claim, community or other property interest, condition, covenant, equitable interest including any equitable servitude, lien, option, pledge, security interest, right of first refusal, marital property interest or restriction or interest of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "Environmental and Safety Requirements" means all federal, state and municipal statutes, regulations, common law and similar provisions having force or effect of law, all orders, pen-nits, licenses and approvals with respect to environmental, public health and safety, occupational health and safety, product liability and transportation including, without limitation, all such standards of conduct or bases of obligations relating to the presence, use, production generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control or cleanup of any contaminant, waste, hazardous materials, substances, chemical substances or mixtures, pesticides, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

         "ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Escrow Agent" has the meaning set forth in SECTION 2.02(b)(ii).

         "Escrow Agreement" has the meaning set forth in SECTION 2.02(b)(ii).

         "Escrow Amount" has the meaning set forth in SECTION 2.02(b)(ii).

         "Estimated Adjustment Amount" has the meaning set forth in SECTION 2.02(c).

         "Estimated Assets" has the meaning set forth in SECTION 2.02(c).

         "Estimated Liabilities" has the meaning set forth in SECTION 2.02(c).

         "Estimated Cash Payment" has the meaning set forth in SECTION
2.02(b)(i).

         "Estimated Closing Date Balance Sheet" has the meaning set forth in
SECTION 2.02(c).

         "Excess Gross Income" has the meaning set forth in SECTION 2.04(a).

         "Final Settlement of Medicaid Investigation" has the meaning set forth in SECTION 9.11(d).

         "Financial Statements" has the meaning set forth in SECTION 3.05.

         "Fiscal 1996" has the meaning set forth in SECTION 2.04(a).

         "Fiscal 1997" has the meaning set forth in SECTION 2.04(a).

         "GAAP" means generally accepted United States accounting principles, consistently applied.

         "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "Governmental Body" means any:

                  (a) nation, state, county, city, town, village, district, or other Jurisdiction of any nature;

                  (b) federal, state, local, municipal, foreign, or other government;

                  (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                  (d) multi-national organization or body; or

                  (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "Gross Income" has the meaning set forth in SECTION 2.04(a).

         "Gross Retail Income" has the meaning set forth in SECTION 2.04(b).

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1972, as amended.

         "Indemnified Persons" has the meaning set forth in SECTION 9.02.

         "Insurance Policies" has the meaning set forth in SECTION 3.17.

         "Intellectual Property Rights" has the meaning set forth in SECTION
3.18.

         "IRS" shall mean the Internal Revenue Service.

         "Knowledge" means an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter after a reasonably comprehensive investigation concerning the existence of such fact or other matter.

         The Shareholders will be deemed to have "Knowledge" if either of the Shareholders or Robert Brodney, Greg Barford, Sue Healy or Daniel Poth, O.D. has, or at any time had, Knowledge of such fact or other matter.

         A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         "Landlord Estoppel Certificate" has the meaning set forth in SECTION 7.22.

         "Leases" has the meaning set forth in SECTION 3.10(b).

         "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "Liabilities" has the meaning set forth in SECTION 2.03(a).

         "Management Fee Income" has the meaning set forth in SECTION 2.04(a).

         "Management Services Agreements" shall mean the Retail Business Management Agreement to be entered into between Visionary Retail Management, Inc. and the Professional Corporation in substantially the form of Exhibit B attached hereto, and the Professional Business Management Agreement to be entered into between Visionary MSO, Inc. and the Professional Corporation, in substantially the form of Exhibit C attached hereto, respectively.

         "Master Transaction Agreement" means that Master Transaction Agreement, of even date herewith, by and among the Purchaser, TSGI, the Professional Corporation, the Shareholders and the Doctor.

         "Material Adverse Effect" means, with respect to any company or entity, any event, condition or change which materially and adversely affects or may materially and adversely affect the business, financial condition, prospects, assets or results of operations of such company.

         "MVS Net Income" has the meaning set forth in SECTION 2.04(b).

         "Medicaid Investigation" shall mean the investigation by the Office of Corporate Counsel (the "OCC") of Washington D.C. with respect to the matters which are the subject of the Search Warrant, dated July 9, 1997 to search the premises known as Samits' Hour Eyes Optometric Center located at N.E. Comer, 1341 G Street, N.W., First Floor, Washington D.C. 20005 and all other investigations or Proceedings by the OCC or any other Governmental Body arising out of or relating to such investigation and the subject matter thereof

         "Non-Competition Agreement" has the meaning set forth in SECTION 2.06(a)(iv).

         "Option Agreement" has the meaning set forth in SECTION 7.24.

         "Optometric Director Agreement" means that Optometric Director Agreement to be entered into between HEI, the Doctor and an entity owned by the Doctor, in substantially the form of Exhibit D hereto, pursuant to which the Doctor (through such entity) will provide director services with respect to the optometrists at HEI's stores in Maryland and Washington, D.C.

         "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "Ordinary Course of Business" means an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                  (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                  (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

                  (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         "Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

         "PC Purchase Agreement" shall mean that Stock Purchase Agreement, of even date herewith , by and among the Shareholders and the Doctor pursuant to which the Doctor will purchase all of the outstanding capital stock of the Professional Corporation.

         "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal, at law or in equity) commenced, brought, conducted. or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "Professional Corporation" has the meaning set forth in the recitals.

         "Proprietary Rights Agreement" has the meaning set forth in SECTION
3.21.

         "Purchase Price" has the meaning set forth in SECTION 2.02(a).

         "Purchaser" has the meaning set forth in the introduction.

         "Related Person" means, with respect to a particular individual:

                  (a)      each other member of such individual's Family;

                  (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

                  (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

                  (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

                  Related Person also means, with respect to a specified Person other than an individual:

                  (e) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                  (f) any Person that holds a Material Interest in such specified Person;

                  (g) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

                  (h) any Person in which such specified Person holds a Material Interest;

                  (i) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

                  (j) any Related Person of any individual described in clause
(b) or (c).

         For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses,
(iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule l3d-3 promulgated under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

         "Release" has the meaning set forth in SECTION 2.06(a)(x).

         "Representative" means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "Securities Act" means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Shareholders" has the meaning set forth in the introduction.

         "Skylab Net Income" has the meaning set forth in SECTION 2.04(b) hereof.

         "Stock" means all of the shares of Common Stock owned by the Shareholders.

         "Subsidiary" means, with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of TSGI.

         "Tax" means any tax (including, without limitation, any tax on gross income, net income, franchise, gross receipts, royalty, capital gains, value added, sales, property, ad valorem, transfer, license, use, profits, windfall profits, withholding on amounts paid to or by any of the Companies, payroll, employment, excise, severance, stamp, occupation, premium, gift, or estate), levy, assessment, tariff, duty (including customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

         "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "Termination and Release Agreements" has the meaning set forth in
SECTION 2.06(a)(vi).

         "TSGI" has the meaning set forth in the introduction.

         "Unadjusted Cash Payment" has the meaning set forth in SECTION 2.02(a)(i).

                                   ARTICLE II

                                  SALE OF STOCK

         2.01 Sale of Stock. On the Closing Date, and subject to the terms and conditions herein stated and stated in the Master Transaction Agreement, each of the Shareholders agrees to sell, assign, transfer and deliver to the Purchaser or its Designee, and the Purchaser agrees to purchase or to cause its Designee to purchase from such Shareholder, the number of the shares of the Stock shown opposite such Shareholder's name on Exhibit A attached hereto. At the Closing, the respective certificates representing the shares of the Stock shall be duly endorsed in blank, or accompanied by stock powers duly executed in blank, by the Shareholder transferring the same.

         2.02     Purchase Price; Payment.

                  (a) As consideration for the purchase of the Share, the Purchaser shall pay to the Shareholders as follows (such aggregate consideration hereinafter collectively referred to as the "Purchase Price"):

                           (i) to the Shareholders, pro rata in proportion to
their respective percentage ownership of the Stock as set forth on EXHIBIT A attached hereto, an aggregate of $20,000,000 in cash, by wire transfer in immediately available funds (as unadjusted, the "Unadjusted Cash Payment"), such amounts to be subject to a decrease by the Adjustment Amount as provided in
SECTION 2.03 (as adjusted, the "Cash Payment"); plus

                           (ii) the amount, if any, of the Earn-out Payment, as
provided in SECTION 2.04; as further adjusted by

                           (iii) the adjustment as provided in SECTION 4.01 of
the Master Transaction Agreement.

                  (b) At the Closing, the Purchaser shall deliver:

                           (i) to each Shareholder his respective portion of an
amount equal to (a) the Unadjusted Cash Payment, as decreased by the Estimated Adjustment Amount as provided in SECTION 2.02(c), minus (b) the Escrow Amount delivered to the Escrow Agent pursuant to SECTION 2.02(b)(II), such amount to be allocated pro rata between the Shareholders in accordance with their respective percentage ownership of the Stock as set forth on EXHIBIT A attached hereto, by wire transfer of immediately available funds to the account of such Shareholder, written notice of which account shall have been provided to the Purchaser not less than three (3) business days prior to the Closing. The aggregate cash payment to be paid to the Shareholders at the Closing (after giving effect to the decrease by the Estimated Adjustment Amount) together with the Escrow Amount, is hereinafter referred to as the "Estimated Cash Payment;" and

                           (ii) to Frost National Bank, as escrow agent (the
"Escrow Agent"), an amount equal to Two Million Dollars ($2,000,000) (together with the amounts deposited pursuant to SECTION 2.08, the "Escrow Amount"). The Escrow Amount shall be maintained by the Escrow Agent pursuant to the terms of
SECTION 2.08 hereof and the Escrow Agreement in substantially the form of EXHIBIT E attached hereto (the "Escrow Agreement") by and among the Purchaser, the Shareholders and the Escrow Agent.

                  (c) As soon as reasonably practical, but in no event later than ten (10) business days prior to the Closing, the Shareholders shall in good faith cause to be prepared and delivered to the Purchaser estimated consolidated and individual balance sheets (as finally agreed upon by the parties, the "Estimated Closing Date Balance Sheet") of the Companies, which shall set forth on both a consolidated and individual basis, an estimate of the assets and liabilities of the Companies as of the Closing Date to be calculated and prepared in accordance with GAAP (subject to SECTION 2.02(d)) and to be delivered to the Purchaser. The Purchaser and the Shareholders shall, after reviewing the balance sheet prepared by the Shareholders, in good faith attempt to agree upon the Estimated Closing Date Balance Sheet. The amount of assets reflected on the Estimated Closing Date Balance Sheet shall hereinafter be referred to as the "Estimated

Assets" and the amount of liabilities reflected thereon shall hereinafter be referred to as the "Estimated Liabilities." For purposes of calculating the Estimated Cash Payment due to the Shareholders at the Closing pursuant to
SECTION 2.02(b)(I), the Unadjusted Cash Payment shall be decreased by the amount by which the Estimated Assets are less than Six Million Three Hundred Thousand Dollars ($6,300,000) and further decreased by the aggregate amount of the Estimated Liabilities (the aggregate amount of such decreases being hereinafter referred to as the "Estimated Adjustment Amount").

                  (d) The Estimated Closing Date Balance Sheet and the Closing Date Balance Sheet shall be prepared consistent with the following:

                           (i) In addition to any other liabilities reflected on
the Closing Date Balance Sheet, the following shall be accounted for as "Liabilities" of the Companies as of the Closing Date:

                  Balance of the Loan to Central Fidelity Bank to be paid off at Closing Balance of payment to Visionary, Inc. of Maryland to be paid off at Closing Severance Payments to Employees Termination Payments to Phantom Doctors Payments to Executive Officers
                  Deferred Bonuses
                  Accrued Bonuses
                  Amounts accrued for 401(k) Contributions for 1997
                  Transaction costs incurred prior to the Closing Date by the Companies associated with the negotiation, execution and consummation of transactions contemplated by this Agreement, the Master Transaction Agreement, the PC Purchase Agreement and other documents contemplated herein, including, but not limited to legal fees.

                           (ii) The funds provided to Dr. Sarnit since December
31, 1996 and accounted for on the books and records of the Companies as reimbursement for business expenses or amounts in excess of reasonable compensation shall be, to the extent such expenses are not reasonable business expenses, reclassified as a loan to Dr. Samit, to be repaid by Dr. Samit prior to or concurrent with the Closing as contemplated in SECTION 7.19.

         2.03     Closing Financial Statements, Purchase Price Adjustments.

                  (a) As soon as practicable following the Closing but in no event later than sixty (60) days following the Closing Date, the Purchaser shall cause to be prepared and audited consolidated and individual balance sheets of the Companies as of the Closing Date (as finally determined pursuant to this SECTION 2.03, the "Closing Date Balance Sheet") and the related statements of income, retained earnings and cash flows for the period from January 1, 1997 until the Closing Statement which shall set forth on a consolidated and individual basis such financial information of the Companies and be prepared in accordance with GAAP, subject to SECTION 2.02(d) above (the amount of assets reflected on the Closing Date Balance Sheet shall hereinafter be referred to as the "Assets" and the amount of liabilities set forth thereon shall hereinafter be referred to as the "Liabilities"). The costs of such audit shall be paid one-half by the Purchaser and one-half by the Shareholders, as between the Shareholders such costs to be allocated pro rata in accordance with their respective percentage ownership of the Stock as set forth on EXHIBIT A attached hereto. The Shareholders shall cooperate with the Purchaser in the preparation and audit of, and, to the extent necessary, provide the Purchaser access to the information reasonably necessary to prepare and audit, the Closing Date Balance Sheet. On the basis of the Closing Date Balance Sheet, subject, however, to the rights of the Purchaser and the Shareholders as provided in SECTIONS 2.03(b) and 2.03(c), for purposes of calculating the Cash Payment pursuant to SECTION 2.02(a)(i) the Unadjusted Cash Payment shall be decreased by the amount by which the Assets are less than Six Million Three Hundred Thousand Dollars ($6,300,000) and further decreased by the amount of the Liabilities (the aggregate amount of such decreases being hereinafter referred to as the "Adjustment Amount"). Within the time period set forth in SECTION 2.03(c), (i) the Purchaser shall pay to the Shareholders the amount, if any, by which the Cash Payment exceeds the Estimated Cash Payment, such payment to be allocated between the Shareholders pro rata in accordance with their respective percentage ownership of the Stock as set forth on Exhibit A attached hereto, or (ii) each of the Shareholders shall pay to the Purchaser their respective share of the amount by which the Estimated Cash Payment exceeds the Cash Payment, such payment obligation to be allocated between the Shareholders pro rata in accordance with their percentage ownership of the Stock as set forth on EXHIBIT A attached hereto.

                  (b) Within ten (10) business days after the Purchaser's delivery of the Closing Date Balance Sheet, each Shareholder receiving the Closing Date Balance Sheet may deliver a written notice (a "Balance Sheet Protest Notice") to the Purchaser of any objections, and the basis therefor, which the Shareholders may have to the Closing Date Balance Sheet. The Purchaser shall cooperate with the Shareholders in their review of the Closing Date Balance Sheet and shall provide the Shareholders with such information and access to such records as either of the Shareholders reasonably request in connection with the review of the Closing Date Balance Sheet by the Shareholders, their agents or their professional advisors. The failure of the Shareholders to deliver a Balance Sheet Protest Notice within the prescribed time period will constitute the Shareholders' acceptance of the Closing Date Balance Sheet as delivered by the Purchaser. If either Shareholder timely delivers a Balance Sheet Protest Notice, both Shareholders shall be deemed to have delivered a Balance Sheet Protest Notice on the terms set forth in either or both such notices. During the ten (10) business days following the Purchaser's receipt of a Balance Sheet Protest Notice, the Purchaser and the Shareholders shall attempt to resolve any disagreement with respect to the Closing Date Balance Sheet and the accuracy thereof If at the end of the period specified in the immediately preceding sentence, the Purchaser and the Shareholders shall have failed to resolve the disagreement specified in such Balance Sheet Protest Notice, the items in dispute shall be referred to Price Waterhouse LLP or such other "Big Six" accounting firm as may be agreed to by the parties (the "Adjustment Arbitrator") for final determination within forty-five (45) days. This provision for arbitration shall be specifically enforceable by the parties, and the determination of the Adjustment Arbitrator in accordance with the provisions hereof shall be final and binding upon the Purchaser and the Shareholders, with no right of appeal therefrom consistent with the provisions of SECTION 10.14. The fees and expenses of the Adjustment Arbitrator shall be paid by the party (i.e., the Purchaser, on the one hand, or the Shareholders, on the other hand) whose last proposed written offer for the settlement of the terms in dispute prior to the commencement of such arbitration, taken as a whole, was farther away from the final determination of the Adjustment Arbitrator. If the final determination of the Adjustment Arbitrator is equal to the difference between the last proposed written offers of the Purchaser, on the one hand, and the Shareholders, on the other hand, then the Purchaser and the Shareholders shall each pay one-half of the fees and expenses of the Adjustment Arbitrator, with the Shareholders paying their one-half share pro rata in accordance with their respective percentage ownership of the Stock as set forth on EXHIBIT A attached hereto.

                  (c) The Shareholders and the Purchaser agree that within five
(5) business days after the final determination of the Assets and Liabilities and the amount of the Cash Payment as provided in this SECTION 2.03 (either because no Balance Sheet Protest Notice is delivered or upon receipt of the Adjustment Arbitrator's final determination or otherwise), each of the Shareholders shall pay to the Purchaser, or the Purchaser shall pay to the Shareholders, as the case may be, the amount owed as provided in SECTION 2.03(a). In the event that such amount is due, but is not paid when due, simple interest shall accrue on such obligation and be payable therewith from the due date to the day preceding the date of payment at the annual rate equal to the lesser of 12% or the maximum rate allowed by applicable law.

         2.04     Earn-out Payment.

                  (a) In addition to the Cash Payment, the Purchaser shall pay to the Shareholders, to be allocated pro rata between the Shareholders in accordance with their respective percentage ownership of the Stock as set forth on EXHIBIT A attached hereto, an earn-out payment (the "Earn-out Payment") to be calculated as follows:

         If Gross Income for the period commencing January 1, 1997 and ending January 3, 1998 ("Fiscal 1997") exceeds the Gross Income for the period commencing January 1, 1996 and ending December 31, 1996 ("Fiscal 1996") by more than $600,000 (such excess being hereinafter referred to as the "Excess Gross Income"), then the amount of the Earn-out Payment shall be an amount equal to $2,250,000 multiplied by the Earnout Ratio. The "Earn-out Ratio" shall be equal to (1) the Excess Gross Income divided by (11) eight hundred fifty thousand dollars ($850,000); provided, however, in no event shall the Earn-out Ratio exceed one (1). If the Excess Gross Income is less than $600,000, the Earn-out Payment shall be $-0-. "Gross Income" shall be equal to the sum of the following, after the adjustments set forth below: (i) Gross Retail Income, (ii) Skylab Net Income, (iii) MVS Net Income, (iv) Corporate Inventory Gain Income, and (v) Management Fee Income.

                  (b) Subject to the qualifications set forth in SECTION 2.04(c) below, the following definitions shall apply:

                           (i) "Gross Retail Income" shall be an amount equal to
(a) total sales during the applicable period with respect to the retail sales of eye wear and related products and the provision of optometric services at the retail locations owned and operated by the Companies as of the Closing Date minus (b) the following costs and expenses incurred in connection with the operation of such retail locations during the applicable period:

                           Cost of Goods Sold
                           Salaries
                           Commission & Bonus
                           Benefits
                           C.C. Discount
                           Supplies
                           Shipping
                           Telephone
                           Utilities
                           Repairs & Maintenance
                           O.D. Salary
                           O.D. Bonus
                           O.D. Benefits
                           Marketing (including corporate-level marketing) License & Taxes
                           Insurance
                           Rent

To the extent not included in the above accounts, the costs and expenses of "floating" optometrists shall be included in the calculation of Gross Retail Income.

                           (ii) "Skylab Net Income" shall mean the net income of
Skylab, as calculated consistent with past practice.

                           (iii) "MVS Net Income" shall mean the net income of
MVS, as calculated consistent with past practice.

                           (iv) "Corporate Inventory Gain Income" shall mean the
net income derived from the sale of corporate inventory to the stores.

                           (v) "Management Fee Income" shall mean any income
earned from managing a store or facility not owned by the Companies.

                  (c) In calculating Gross Income, the following adjustments shall be taken into account: (i) revenues and expenses incurred with respect to new store openings subsequent to the consummation of the Contemplated Transactions shall not be included in the calculation of Gross Income; (ii) the revenues and expenses incurred with respect to (a) the two Humana locations, (b) the Springfield Mall location, (c) the St. Charles location, (d) the Tenley Circle location and (f) the Annapolis location shall not be included in the calculation of Gross Income; (iii) cost savings realized in Fiscal 1997 due to the Purchaser's operation of such retail locations shall be subtracted from the Gross Income for Fiscal 1997. The financial statements used for the purpose of calculating the Gross Income for Fiscal 1996 and Fiscal 1997 shall be prepared according to GAAP. The calculation of Gross Income for Fiscal 1996 is set forth on EXHIBIT F attached hereto and the Gross Income for Fiscal 1997 shall be calculated in the same manner.

                  (d) The parties acknowledge and agree that the Purchaser intends to make structural changes in the operations of the Companies including, without limitation, an Affiliate of the Purchaser providing management services to the Professional Corporation for the management of its optical dispensary. The parties agree that for purposes of determining the amount of the Earn-out Payment, the financial statements of the Companies shall be prepared in accordance with GAAP consistently applied on a consolidated basis excluding the management fees paid under the Management Services Agreement (except to the extent such management fees represents costs and expenses incurred by the management companies which would have been incurred by the Professional Corporation but for such Management Services Agreements).

                  (e) If, after the Closing Date, the Purchaser substantially changes or modifies the operations of the businesses of the Companies (other than structural changes or modifications which do not materially effect the operations of the Companies, taken as a whole), the parties will in good faith attempt to mutually agree upon the effect, if any, such change in operations has to the calculation of Gross Income, and that if the parties cannot so agree, the matter will be submitted to arbitration in accordance with SECTION 2.04(f).

                  (f) For purposes of calculating the Earn-out Payment set forth in SECTION 2.04(a), the books and records of the Companies shall be maintained in accordance with GAAP. As soon as possible following the completion of the Purchaser's audit for Fiscal 1997, but in no event later than April 15, 1998, the Purchaser shall calculate and deliver to each Shareholder a notice setting forth the Earn-out Payment (the "Earn-out Payment Notice"), allocated between the Shareholders pro rata in accordance with their respective percentage ownership of the Stock as set forth on EXHIBIT A attached hereto. Within fifteen
(15) business days after the Purchaser's delivery of the Earn-out Payment Notice (the "Earn-out Objection Period"), each Shareholder may deliver a written notice (an "Earn-out Protest Notice") to the Purchaser setting forth any objections, and the basis therefor, which such Shareholder may have to the Earn-out Payment Notice. The Purchaser shall cooperate with the Shareholders in their review of the Earn-out Payment Notice and shall provide the Shareholders with such information and access to such records as either of the Shareholders reasonably request in connection with the review of the Earn-out Payment Notice by the Shareholders, their agents or their professional advisors. The failure of either of the Shareholders to deliver an Earn-out Protest Notice within the prescribed period will constitute the Shareholders' acceptance of the Earn-out Payment as set forth on the Earn-out Payment Notice. If either Shareholder timely delivers an Earn-out Protest Notice, both Shareholders shall be deemed to have delivered an Earn-out Protest Notice on the terms set forth in either or both such notices. During the ten (10) business days following the Purchaser's receipt of an Earn-out Protest Notice, the Purchaser and the Shareholders shall attempt in good faith to resolve any disagreement with respect to the calculation of such Earn-out Payment. If at the end of the period specified in the immediately preceding sentence, the Purchaser and any Shareholder shall have failed to resolve the disagreement specified in the Earn-out Protest Notice, the items in dispute shall be referred to Price Waterhouse LLP or such other "Big Six" accounting firm as may be agreed to by the parties (the "Earn-out Arbitrator") for final determination within thirty (30) days. This provision for arbitration shall be specifically enforceable by the parties, and the determination of the Earn-out Arbitrator in accordance with the provisions hereof shall be final and binding upon the Purchaser and both Shareholders, with no right of appeal therefrom consistent with the provisions of SECTION 10.14. The fees and expenses of the Earn-out Arbitrator shall be paid by the party (i.e., the Purchaser, on the one hand, or the Shareholders, on the other hand) whose last proposed written offer for the settlement of the items in dispute prior to the commencement of such arbitration, taken as a whole, was farther away from the final determination of the Earn- out Arbitrator. If the final determination of the Earn-out Arbitrator is equal to the difference between the last proposed written offers of the Purchaser, on the one hand, and the Shareholders, as the case may be, on the other hand, then the Purchaser and the Shareholders shall each pay one-half of the fees and expenses of the Earn-out Arbitrator, with the Shareholders paying their one-half share pro rata in accordance with their respective percentage ownership of the Stock as set forth on EXHIBIT A attached hereto.

                  (g) Subject to SECTION 2.08 hereof, unless a timely Earn-out Protest Notice is delivered by a Shareholder to the Purchaser pursuant to
SECTION 2.04(f), the Earn-out Payment shall be paid to the Shareholders, by wire transfer in immediately available funds, not later than the fifth (5th) business day after the expiration of the earlier of (i) Earn-out Objection Period or (ii) the Shareholders' delivery of a written notice to the Purchaser accepting the calculation. Subject to SECTION 2.08 hereof, if a timely Earn-out Protest Notice is delivered by a Shareholder, the Earn-out Payment shall be paid to the Shareholders, by wire transfer in immediately available funds, not later than the fifth (5th) business day after the Shareholders and the Purchaser resolve (through use of an Earn-out Arbitrator or otherwise) the dispute as to the appropriate amount for the Earn-out Payment. In the event that such amount is due, but is not paid when due, simple interest shall accrue on such obligation and be payable therewith from the due date to the day preceding the date of payment at the annual rate equal to the lesser of 12% or the maximum rate allowed by applicable law. Notwithstanding the foregoing, if, as of the date the Earn-out Payment is to be made, the Shareholders have not paid to the Purchaser the amount, if any, owed to the Purchaser pursuant to SECTION 2.03(c), the Purchaser may offset against such Earn-out Payment the amount then owed by the Shareholders under
SECTION 2.03(c).

                  (h) Notwithstanding anything in this SECTION 2.04 to the contrary, in the event that

                           (i) Gross Income for the period commencing January 1,
1997 and ending September 30, 1997 exceeds Gross Income for the period commencing January 1, 1996 and ending September 30, 1996 by an amount equal to or greater than $765,000, and

                           (ii) the gross revenue of the Companies as measured
in accordance with GAAP is equal to or greater than $2,040,000 for the month of October, 1997,

then, regardless of the operating results of the Companies during November 1997 and December 1997, (x) Excess Gross Income shall be deemed to exceed $600,000, and (y) the Earn-Out Ratio shall be deemed to be 1. As soon as reasonably practicable, but in no event later than sixty days following the Closing Date, the Purchaser shall deliver to each Shareholder a notice (the "Early Earn-Out Notice") setting forth the Purchaser's conclusion as to whether the provisions of this SECTION 2.04(H) have been met and the basis for such conclusion. The Shareholders may object to the Early Earn-Out Notice within the time periods and under the procedures set forth in SECTION 2.04(f) with respect to the Earn-Out Payment Notice. The calculation of Gross Income with respect to clause (h)(1) above shall be based upon the Closing Date Balance Sheet.

The Shareholders acknowledge and agree that in the event Excess Gross Income is deemed to exceed $600,000 and the Earn-Out Ratio is deemed to be 1 pursuant to this SECTION 2.04(H), the Earn-Out Payment shall not be due until April 15, 1998. In such event, and subject to SECTION 2.08 hereof, the Earn-Out Payment shall be paid to the Shareholders, by wire transfer in immediately available funds, on or before April 15, 1998. If such Earn-Out Payment is not made as of April 15, 1998, simple interest shall accrue on such obligation and be payable therewith from April 15, 1998 to the day preceding the date of payment at the annual rate equal to the lesser of 12% or the maximum rate allowed by applicable law.

         2.05 Closing Date. The Closing under this Agreement (the "Closing") shall be held on the date hereof if all conditions specified in this Agreement have been satisfied or evidenced, otherwise not more than two (2) business days following the satisfaction of all conditions specified in this Agreement, unless duly waived by the party entitled to satisfaction thereof, but in no event later than October 31, 1997 or such other date as the Purchaser and the Shareholders may agree to in writing. Such date on which the Closing is to be held is herein referred to as the "Closing Date." The Closing shall be held at the offices of Cox & Smith Incorporated, 112 East Pecan Street, Suite 1800, San Antonio, Texas 78205, at 10:00 A.M. on such date, or at such other time and place as the Purchaser and the Shareholders may agree upon in writing.

         2.06     Closing Obligations.  At the Closing:

                  (a) The Shareholders will deliver, or cause to be delivered, to the Purchaser:

                           (i) Certificates representing the Stock, duly
endorsed (or accompanied by duly executed stock powers), for transfer to the Purchaser;

                           (ii) Certificates executed by each of the
Shareholders representing and warranting to the Purchaser that, except as otherwise stated in such certificate, (a) each of the Shareholders' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date, (b) the Shareholders have performed or complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with and (c) such other matters required to be certified as a condition to the Purchaser's obligations pursuant to
Article VII;

                           (iii) Certificates executed by Robert Brodney, as
President of TSGI, and Greg Barford, as Chief Financial Officer of TSGI, representing and warranting that, except as otherwise stated in such certificate and to their respective Knowledge, (a) each of the Shareholders' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement (to the extent such representations and warranties relate to the Companies) and is accurate in all respects as of the Closing Date as if made on the Closing Date and (b) the Shareholders have performed or complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with;

                           (iv) Non-Competition Agreement in substantially the
form of Exhibit G attached hereto, executed by Dr. Davidson (the
"Non-Competition Agreement");

                           (v) Employment Agreement, in the form of Exhibit H
attached hereto (the "Employment Agreement"), executed by Robert H. Brodney and the Designee;

                           (vi) Termination and Release Agreements, in
substantially the forms of Exhibit I attached hereto (the "Termination and Release Agreements"), executed by each of the optometrists and other persons listed on Exhibit J attached hereto, terminating their respective employment agreements and releasing all of the Companies from any and all claims with respect thereto,

                           (vii) Employment and Non-Competition Agreements, in
substantially the form of Exhibit K attached hereto with such changes and modifications acceptable to the Purchaser (the "Employment and Non-Competition Agreements"), executed by the Professional Corporation or HEI, as the case may be, and each of the optometrists listed on Exhibit L attached hereto;

                           (viii) Consulting and Non-Competition Agreement, in
the form of Exhibit M attached hereto ("Consulting Agreement"), executed by Dr. Robert Samit;

                           (ix) Management Services Agreements executed by the
Professional Corporation;

                           (x) Release ("Release") executed by each of the
Shareholders in substantially the form of EXHIBIT N attached hereto whereby the Shareholders will release and waive any claims they may have against the Companies;

                           (xi) The Landlord Estoppel Certificate executed by
each of the landlords, the Sublease Agreements executed by HEI or the Professional Corporation, as the case may be, and the Assignments executed by HEI or the Professional Corporation, as the case may be;

                           (xii) Certificate executed by Dr. Samit, in form
satisfactory to the Purchaser, to the effect that his total assets for purposes of the HSR Act are less than $10,000,000;

                           (xiii) Assignment to the Professional Corporation of
the employment agreements of the optometrists performing services in Virginia and the consent of such optometrists thereto, the form of such consents and assignments in a form reasonably acceptable to the Purchaser; and

                           (xiv) Agreement terminating the employment agreement
of Dr. Samit with the Company.

                  (b) The Purchaser will deliver to the Shareholders:

                           (i) The Estimated Cash Payment as provided in SECTION
2.02(b);

                           (ii) Certificate executed by the Purchaser
representing and warranting to the Shareholders that, except as otherwise stated in such certificate, (a) the Purchaser's representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date,
(b) the Purchaser has performed or complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with and (c) such other matters required to be certified as a condition to the Shareholder's obligations pursuant to Article VIII;

                           (iii) Noncompetition Agreement executed by the
Purchaser;

                           (iv) Consulting Agreement executed by the Purchaser;

                           (v) The Retail Business Management Agreement executed
by Visionary Retail Management, Inc. and the Professional Business Management Agreement executed by Visionary MSO, Inc.; and

                           (vi) The Assignments and Subleases executed by
Visionary Properties, Inc.

                  (c) the Purchaser will deliver to the Escrow Agent:

                           (i) the Escrow Amount; and

                           (ii) the Escrow Agreement duly executed by the
Purchaser,

                  (d) the Shareholders will deliver to the Escrow Agent:

                           (i) the Escrow Agreement duly executed by the
Shareholders.

         2.07 Further Assurances. Each of the Shareholders agrees that, from time to time, at the Purchaser's request and without further consideration, such Shareholder will execute and deliver such additional instruments of transfer and take such other actions as the Purchaser may require to more effectively transfer ownership of the shares of the Stock to the Purchaser.

         2.08     Escrow Funds.

                  (a) Upon the Final Settlement of the Medicaid Investigation, the Purchaser shall promptly give written notice of such settlement to the Escrow Agent with instructions to disburse the Escrow Funds in accordance with the terms of the Escrow Agreement.

                  (b) If, as of the date of Earn-out Payment would otherwise be paid pursuant to SECTION 2.04(G), the Final Settlement of the Medicaid Investigation has not occurred, the Purchaser shall deposit $750,000 of the Earn-out Payment with the Escrow Agent to be maintained by the Escrow Agent pursuant to the terms of the Escrow Agreement. The remaining portion of the Earn-out Payment, if any, shall be paid to the Shareholders as provided in
SECTION 2.04(G).

                  (c) If, as of the date the Earn-out Payment would otherwise be paid pursuant to SECTION 2.04(G), the Final Settlement of the Medicaid Investigation has occurred, the Purchaser shall deposit with the Escrow Agent, to be maintained pursuant to the terms of the Escrow Agreement, the amount, if any, up to the full Earn-out Payment, by which (i) the amount that would then be needed to satisfy Pending Claims (as defined in the Escrow Agreement) plus amounts then distributed by the Escrow Agent to the Purchaser, or the Doctor as contemplated in SECTION 6.01 of the Master Transaction Agreement, to satisfy indemnity claims exceeds (ii) $150,000. The remaining portion of the Earn-out Payment, if any, shall be paid to the Shareholders as provided in SECTION 2.04(G).

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         The Shareholders jointly and severally represent, warrant and agree, as follows:

         3.01 Ownership of Stock. Each Shareholder is, or will be as of the Closing, the lawful owner of the number of the shares of the Stock listed opposite the name of such Shareholder on EXHIBIT A attached hereto, free and clear of all Encumbrances. Each Shareholder has full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey the shares of the Stock so owned by such Shareholder pursuant to this Agreement and to perform his other obligations hereunder. The delivery by each Shareholder to the Purchaser of such Shareholder's shares of the Stock pursuant to the provisions of this Agreement will transfer to the Purchaser good, valid and marketable title thereto, free and clear of all Encumbrances.

         3.02 Existence, Good Standing and Authority. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Companies has the power to own its respective properties and to carry on its respective businesses as now being conducted. Each of the Companies is duly qualified to do business in all jurisdiction(s) in which the character or location of the properties owned or leased by it or the nature of the businesses conducted by it makes such qualification necessary. The Shareholders have provided to the Purchaser true and complete copies of all of the Organizational Documents for the Companies. The Shareholders are licensed optometrists, in good standing, in Virginia and all other states in which the nature of their responsibilities and duties on behalf of the Companies so require.

         3.03 Capital Stock. (a) Except as set forth on Schedule 3.03(a), TSGI has an authorized capitalization consisting solely of 20,000 shares of Common Stock, of which 10,000 shares are and outstanding as of the date of this Agreement, and 10,520 shares will be issued and outstanding as of the Closing Date. No shares of Common Stock are held in TSGI's treasury. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3.03(a), there are no preemptive rights nor any outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of TSGI, other than as contemplated by this Agreement.

                           (b) Schedule 3.03(b) contains a complete and correct
list of each Subsidiary of TSGI, together with (i) their respective jurisdictions of incorporation and (ii) the respective authorized and outstanding capital stock of each. No shares are held in the treasury of any Subsidiary of TSGI. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. TSGI owns all of the issued and outstanding capital stock of each Subsidiary, free and clear of any Encumbrances or agreement with respect thereto, including, without limitation, any agreement, understanding or restriction affecting the voting rights or other incidents of record or beneficial ownership pertaining to such shares. Except as set forth on
Schedule 3.03(b), there are no preemptive rights nor any outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of any Subsidiary or the Professional Corporation, other than as contemplated by this Agreement.

         3.04 Investments. Except as set forth on Schedule 3.03(b) or 3.04, TSGI does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity. No Subsidiary of TSGI owns, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

         3.05 Financial Statements. The Shareholders have heretofore furnished the Purchaser with the (i) audited consolidated and individual balance sheets of the Companies dated as of December 31, 1995 and December 31, 1996 and the related statements of income, retained earnings and cash flows for each of the years ended December 31, 1995 and December 31, 1996 as audited by Beers and Cutler LLP whose unqualified reports thereon are included therewith and (ii) unaudited consolidated and individual balance sheets of the Companies dated as of July 31, 1997 and the related unaudited statements of income, retained earnings and cash flows prepared internally by TSGI for the seven-month period ended July 31, 1997 (collectively, the "Financial Statements"). The respective consolidated and individual balance sheets of the Companies dated as of December 31, 1996 and July 31, 1997 are hereinafter together referred to as the "Balance Sheets." Except for the absence of footnotes to the unaudited Financial Statements and normal year-end adjustments, which such adjustments would not individually or in the aggregate be material, the Financial Statements are true, correct and complete, have been prepared from the books and records of the Companies in accordance with GAAP consistently applied throughout the periods indicated and fairly present the financial condition of the Companies as of their respective dates or for the periods indicated, as the case may be. The balance sheets included in the Financial Statements reflect all claims against and all debts and liabilities of the Companies, fixed or contingent, as at their respective dates, are true, correct and complete and fairly present the financial condition of the Companies at the respective dates thereof, and the related statements of income, retained earnings and cash flows for such periods are true, correct and complete and fairly present the results of operations of the Companies and the changes in their financial position for the periods indicated.

         3.06 No Material Changes. Since December 31, 1996 (the "Balance Sheet Date") and except as reflected on Schedule 3.06 or 3.24 hereto, there has been
(a) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations, or prospects, of any of the Companies, and (b) no material change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations, or prospects, of any of the Companies except in the Ordinary Course of Business and no fact or condition exists, is contemplated, or, to the Knowledge of the Shareholders, is threatened which might cause such a material change in the future. The statements of income included in the Financial Statements do not contain any items of special or non-recurring income or any other income not earned in the Ordinary Course of Business except as expressly specified therein.

         3.07 Books and Records. The books of account, minute books, stock record books, and other records of the Companies, all of which have been made available to the Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, Boards of Directors, and committees of the Boards of Directors of the Companies, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of such books and records will be in the possession of the Companies.

         3.08 Title to Properties, Encumbrances, Condition of Assets. Except as set forth on Schedule 3.08, and except for properties and assets which have been sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date, the Companies have good, valid and marketable title to (a) all of their properties and assets (real and personal, tangible and intangible), including, without limitation, all of the properties and assets reflected in the Balance Sheets, except as indicated in the notes thereto, and (b) all of the properties and assets purchased by the Companies since the Balance Sheet Date; in each case not subject to any Encumbrances except as otherwise set forth on
Schedule 3.08. All of the properties and assets owned, leased or used by the Companies are in good operating condition and repair, are suitable for the purpose used, are adequate and sufficient for all current operations of the Companies and are directly related to the business of the Companies.

         3.09 Inventory. All items of inventory and related supplies (including raw materials, work-in-process and finished goods) reflected on the Balance Sheets or thereafter acquired (and not subsequently disposed of in the Ordinary Course of Business), to the Knowledge of the Shareholders, are merchantable, are held for sale in the Ordinary Course of Business as first quality goods at normal mark-ups, and are not obsolete or below standard quality and each item of such inventory reflected in the Balance Sheets and the books and records of the Companies is so reflected on the basis of a complete physical count and is valued at the lower of cost (on a first in, first out basis) or market in accordance with GAAP.

         3.10 Real Property and Leases. (a) Schedule 3. 10(a) contains a true and complete list of all real property owned by any of the Companies, including a list of all real property which has been acquired by any of the Companies since the Balance Sheet Date, and a true and complete list of additional real property to be acquired by any of the Companies prior to the Closing Date. Such lists include all real property, which any of the Companies has agreed to purchase or has an option to purchase or which any of the Companies will have agreed to purchase or will have acquired an option to purchase, as the case may be, prior to the Closing Date. Except as set forth on Schedule 3. 10(a), each of the Companies has good and marketable title in fee simple absolute to all such real property free and clear of all Encumbrances. Except as set forth on Schedule 3.10(a), there exists no violation of any law, regulation or ordinance relating to any such real property. Except as set forth on Schedule 3.10(a), all buildings, improvements and fixtures which form a part of the premises described on Schedule 3.10(a) are structurally sound, have no known defects and are in good condition and repair.

                  (b) Schedule 3.10(b) contains a true and complete list of all real property leases (collectively, the "Leases") (i) to which any of the Companies is a party, (ii) to be acquired by or assigned to any of the Companies prior to the Closing and, (iii) all leases into which any of the Companies has agreed to enter into or has an option to enter into, or into which any of the Companies will have agreed to enter into or will have an option to enter into, as the case may be, prior to the Closing Date, in each case specifying the name of the lessor or sublessor, the lease term, the basic annual rental and other amounts paid or payable with respect thereto and any purchase options exercised or exercisable by any of the Companies. Except as set forth on Schedule 3.10(b), the Companies enjoy peaceful possession under each Lease, and each Lease is in good standing and in full force and effect. None of the Companies or, to the Knowledge of the Shareholders, any other party to any Lease has breached such Lease or is in default thereunder and no breach of or default under any Lease has occurred which would prevent the exercise by any of the Companies of any right to renew or extend such Lease. Subject to receipt of any required consents or approvals, the sale of the shares of the Stock by the Shareholders in accordance with this Agreement will not result in the termination of any Lease, and immediately after the Closing, all Leases will continue in full force and effect without, to the Knowledge of the Shareholders, the imposition of any burdensome condition or other obligation on any of the Companies resulting from such sale of the Stock.

         3.11 Equipment. Except as set forth on Schedule 3.11, the Companies have good, valid and marketable title, free and clear of any Encumbrances, to all equipment reflected on the Balance Sheets and all equipment acquired by any of the Companies after the Balance Sheet Date, other than equipment disposed of in the Ordinary Course of Business. At the time of the Closing, each of the Companies will have good, valid and marketable title, free and clear of any Encumbrances, to all additional equipment to be acquired by any of them, except as set forth on Schedule 3.11.

         3.12 Material Contracts. Set forth on Schedule 3.12 is a complete list of all of the following Contracts to which any of the Companies is a party or by which they, or any of them, is bound: (a) all Contracts relating to the employment of any person, and all bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, phantom stock, retirement and other employee benefit plans, (b) all Contracts which contain restrictions with respect to payment of dividends or any other distribution in respect of its capital stock, (c) all Contracts relating to capital expenditures in excess of $5,000, (d) all loans, advances to, and investments in, any other Person, and all Contracts relating to the making of any such loan, advance or investment, (e) all guarantees and other contingent liabilities with respect to any indebtedness or obligation of any other Person (other than the endorsement of negotiable instruments for collection in the Ordinary Course of Business),
(f) all management services, consulting and any other similar type contracts,
(g) all leases of personal property, (h) all Contracts limiting the freedom of any of the Companies to engage in any line of business or to compete with any other Person, (i) all Contracts not entered into in the Ordinary Course of Business, (j) all Contracts which involve the expenditure by any of the Companies of more than $10,000, (k) any Contract with any director, officer or employee of any of the Companies, or Contract with any Related Party of any of the Shareholders or the Companies, (l) Contracts with any Governmental Body relating in any way to the operations of any of the Companies, (m) all Contracts which, in the Shareholders' good faith belief, could have a potential material adverse impact on the business or operations of any of the Companies and (n) all other Contracts material to the business or operations of any of the Companies. Each Contract set forth on Schedule 3.12 is a valid and binding agreement of the Company that is a party thereto and in full force and effect and enforceable in accordance with its terms. The enforceability of such Contracts will not be affected in any manner by the execution and delivery of this Agreement and the consummation of the Contemplated Transactions. None of the Companies has violated any of the terms or conditions of any of the Contracts set forth on
Schedule 3.12 or is otherwise in default thereof, and, to the Knowledge of the Shareholders, all of the terms and conditions to be performed by any party thereto other than the Companies have been fully performed and such Contract is free from any right of termination on the part of any party thereto. There exists no default or event of default or event, occurrence, condition or act (including the purchase of the shares of the Stock hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. None of the parties to any of the Contacts has given notice (written or oral) of its intent to terminate such Contract and the Shareholders do not have reason to believe that any party intends to terminate any Contract prior to or following the consummation of the Contemplated Transactions. There have been no amendments or modifications to any of the Contracts set forth on Schedule 3.12 which would make any of the information disclosed herein inaccurate or incomplete. Copies of all such modifications and amendments have been made available to the Purchaser by the Shareholders.

         3.13 No Conflict. (a) Except as set forth on Schedule 3.13(a), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                           (i) contravene, conflict with, or result in a
violation of (a) any provision of the Organizational Documents of any of the Companies, or (b) any resolution adopted by the Board of Directors or the shareholders of any of the Companies;

                           (ii) contravene, conflict with, or result in a
violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Companies or either Shareholder, or any of the assets owned or used by any of the Companies, may be subject;

                           (iii) contravene, conflict with, or result in a
violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any of the Companies or that otherwise relates to the business of, or any of the assets owned or used by, any of the Companies;

                           (iv) cause any of the Companies or, to the Knowledge
of the Shareholders, the Purchasers to become subject to, or to become liable for the payment of, any Tax;

                           (v) cause any of the assets owned by any of the
Companies to be reassessed or revalued by any taxing authority or other Governmental Body;

                           (vi) contravene, conflict with, or result in a
violation or Breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; or

                           (vii) result in the imposition or creation of any
Encumbrance upon or with respect to any of the assets owned or used by any of the Companies.

                  (b) Except as set forth on Schedule 3.13(b), none of the Companies or either Shareholder is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.14 Litigation. There is no Proceeding by any person or entity, or by or before (or any investigation by) any Governmental Body, pending, or to the Knowledge of the Shareholders threatened, against or affecting (i) any of the Companies or any of their respective properties or rights or either of the Shareholders (to the extent affecting the Companies or any of the Companies' properties or rights), (ii) any Employee Benefit Plan or any fiduciary or administrator thereof or (iii) the Contemplated Transactions; and the Shareholders do not know of any valid basis for any such Proceeding. None of the Companies or the Shareholders is subject to any Order entered in any Proceeding which may have an adverse effect on any of the Companies or on their ability to acquire any property or conduct business in any area.

         3.15     Taxes.

                  (a) Each of the Companies has filed or caused to be filed (on a timely basis since inception) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. The Shareholders have delivered or made available to the Purchaser copies of, and
Schedule 3.15 contains a complete and accurate list of, all such Tax Returns relating to income or franchise taxes filed since December 31, 1992. Each of the Companies had paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by any of the Shareholders or any of the Companies, except such Taxes, if any, as are listed on Schedule 3.15 and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Financial Statements.

                  (b) The Tax Returns of the Companies subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 1992. Schedule 3.15 contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described on Schedule 3.15, are being contested in good faith by appropriate proceedings. Schedule 3.15 describes all adjustments to the Tax Returns filed by any of the Companies or any group of corporations including any of the Companies for all taxable years since December 31, 1991, and the resulting deficiencies proposed by the IRS or relevant state tax authorities. Except as described on Schedule 3.15, none of the Shareholders or the Companies has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Companies or for which any of the Companies may be liable.

                  (c) The charges, accruals, and reserves with respect to Taxes on the respective books of each of the Companies are adequate (determined in accordance with GAAP) and are at least equal to that Company's liability for Taxes. There exists no proposed tax assessment against any of the Companies except as disclosed in the Balance Sheet or on Schedule 3.15. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by any of the Companies. All Taxes that any of the Companies is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person. The Shareholders are not subject to withholding under Section 1445 of the Code with respect to any transaction contemplated hereby. None of the Companies has been a member of any affiliated group (as defined in Code Section 1504(a)) or consolidated, combined or unitary group for purposes of any other Taxes. None of the material or property used by any of the Companies is subject to a lease, other than a "true" lease for federal income tax purposes.

                  (d) All Tax Returns filed by (or that include on a consolidated basis) the Companies are true, correct, and complete. There is no tax sharing agreement that will require any payment by any of the Companies after the date of this Agreement.

         3.16 Liabilities. None of the Companies has, and none of any of their respective assets or properties is subject to, any outstanding claims, liabilities or indebtedness, accrued, contingent or otherwise, and whether due or to become due, except as set forth in the Financial Statements or referred to in the footnotes thereto or on Schedule 3.16 hereto, other than liabilities incurred subsequent to the Balance Sheet Date in the Ordinary Course of Business not involving borrowings by any of the Companies. None of the Companies is in default in respect of the terms or conditions of any indebtedness, nor do the Shareholders have Knowledge of any facts which, with the passage of time, would result in any such default. The reserves reflected in the Balance Sheets are adequate, appropriate and reasonable in accordance with generally accepted accounting principles applied on a consistent basis. Except as set forth in
Schedule 3.16, the Shareholders have no Knowledge of any valid basis for the assertion against any of the Companies of any such liability not fully reflected or accrued for in the Balance Sheets.

         3.17 Insurance. Each of the Companies has maintained, and as of the date hereof has in effect, such policies of motor vehicle, property, casualty, workers' compensation, malpractice, general liability and other insurance, including without limitation group insurance and other life health, disability or other insurance for the benefit of employees or their dependents or both as are required by law and are adequate and appropriate with respect to their respective businesses. Set forth on Schedule 3.17 is a complete list, with a summary thereof, of all insurance policies ("Insurance Policies") which each of the Companies maintains with respect to their respective businesses, properties or employees, which Insurance Policies are in full force and effect. None of the Companies has violated any of the terms or conditions of the Insurance Policies or is otherwise in default thereof, and all of the terms and conditions to be performed by the issuers of the Insurance Policies have been fully performed and the Insurance Policies are free from any right of termination on the part of the issuers thereof. Since January 1, 1995, there has not been any material adverse change in the relationship of any of the Companies with their respective insurers or in the premiums payable pursuant to the Insurance Policies. Except as set forth on Schedule 3.17, the Insurance Policies are "occurrence" policies and not "claims made" policies.

         3.18 Intellectual Properties. Set forth on Schedule 3.18 are all patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights or similar rights (collectively, "Intellectual Property Rights") used by any of the Companies in connection with the conduct of their respective businesses. Except as set forth on Schedule 3.18, each of the Companies has valid and enforceable rights to utilize the Intellectual Property Rights in their respective businesses as they are presently operated, free and clear of any Encumbrances. None of the Companies is infringing, or otherwise acting adversely to, the right of any Person under or in respect to, any Intellectual Property Right, and there is no claim by any Person pending or to the Shareholders' Knowledge, threatened against any of the Companies with respect thereto and to the Shareholders' Knowledge, there is no Person infringing upon any Intellectual Property Rights utilized by any of the Companies.

         3.19 Compliance with Laws. Except as set forth on Schedule 3.19, each of the Companies, and the Shareholders (to the extent their activities affect any of the Companies) are, and have been since January 1, 1990, in compliance with all Legal Requirements of any Governmental Body including, but not limited to, applicable optometric laws and regulations, the Federal Occupational Safety and Health Act, ERISA, all Legal Requirements relating to the safe conduct of business and all Environmental and Safety Requirements. Except as set forth on
Schedule 3.19, none of the Companies has received any notice of any asserted present or past failure of any of the Companies to comply with any of such Legal Requirements.

         3.20 Accounts Receivable. The Shareholders have provided the Purchaser with a complete list of all accounts receivable of each of the Companies as of July 31, 1997, showing the amounts due and an aging analysis thereof. The accounts and other receivables shown on the list provided to the Purchasers pursuant to this Section 3.20 and as will be reflected on the Closing Date Balance Sheet have arisen in the Ordinary Course of Business, are not in dispute with the respective obligors therefor and are, to the Shareholders' Knowledge, collectible. None of such accounts receivable or other debts are or will as of the Closing Date be subject to any counterclaim or set-off except to the extent of any bad debt provision or reserve. There has been no material adverse change since the Balance Sheet Date in the amount of accounts receivable or other debts due or the allowances with respect thereto, or accounts payable by any of the Companies from that reflected in the Balance Sheets.

         3.21     Employees.

                  (a) Schedule 3.21 contains a complete and accurate list of the employees of each of the Companies, with the employer of each such employee identified. The Shareholders have provided the Purchasers with following information for each employee or director of the Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since December 31, 1995; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any of the Companies' pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other employee benefit plan. In addition, with respect to each of the optometrists employed by the Companies, Schedule 3.21 shall contain a complete and accurate list of the following: (i) the locations at which such optometrist performs services; (ii) whether such optometrist is full-time, part-time or floating; (iii) base salary; (iv) bonus paid for the year ended December 31, 1996, and the bonus accrued for such optometrist as of the Closing Date; (v) benefits; and (vi) amounts credited, or to be credited with respect to past services, to an optometrist under the deferred bonus plan. Each optometrist employed by any of the Companies is duly licensed and in good standing as an optometrist in each jurisdiction in which he performs services for any of the Companies and such licensing is required.

                  (b) No employee or director of any of the Companies is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of any of the Companies, or (ii) the ability of any of the Companies to conduct its business, including any Proprietary Rights Agreement with any of the Shareholders or any of the Companies by any such employee or director. To the Shareholders' Knowledge, no director, officer, or other key employee of any of the Companies intends to terminate his employment with any Company.

                  (c) Schedule 3.21 also contains a complete and accurate list of the following information for each retired employee or director of any of the Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

         3.22 Labor Relations, Compliance. None of the Companies has been or is a party to any collective bargaining or other labor Contract since its inception. Since January 1, 1992, there has not been, there is not presently pending or existing, and to the Shareholders' Knowledge there is not threatened,
(a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Companies relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Companies or their premises, or (c) any application for certification of a collective bargaining agent. To the Shareholders' Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any of the Companies, and no such action is contemplated by any of the Companies. Each of the Companies has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. None of the Companies is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

         3.23 Employee Benefit Plans. (a) List of Plans. Set forth on Schedule
3.23 is a complete and accurate list of all employee benefit plans within the meaning of Section 3(3) of ERISA, as well as all stock option plans, bonus or incentive award plans, severance pay policies or agreements, parachute payment arrangements, deferred compensation agreements, supplemental income arrangements, and all other employee benefit plans, agreements and arrangements ("Employee Benefit Plans") whether or not any such Employee Benefit Plans are exempt from the provisions of ERISA, established, maintained or contributed to by any of the Companies (including, without limitation, for this purpose and for the purpose of all of the representations in this SECTION 3.23, all entities (whether or not incorporated) which are treated together with any of the Companies and/or either of the Shareholders as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the
Code) at any time within three years prior to the Balance Sheet Date.

                  (b) Status of Plans. None of the Companies takes part in or is a party to, or has ever taken part in or was a party to, (i) maintaining or contributing to any Employee Benefit Plan subject to ERISA which is not in compliance both in form and operation, with ERISA, the Code and all applicable laws, (ii) maintaining or contributing to, at any time, a defined benefit plan within the meaning of Section 3(35) of ERISA, or (iii) maintaining or contributing to, at any time, a multiemployer plan within the meaning of Section 3(37) of ERISA, or (iv) maintaining or contributing to any employee benefit plans other than those listed on Schedule 3.23. The respective assets of the Companies' Employee Benefit Plans are adequate to pay all debts, liabilities and claims with respect to such plan to the extent that claims have been made on or prior to the Closing Date. No litigation, claims, or governmental audit, investigation, or proceeding (other than routine claims for benefits) is pending or threatened with respect to any Employee Benefit Plan.

                  (c) Tax Qualification and Employee Benefits. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the IRS and nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination. Full payment has been made of all amounts which any of the Companies are required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which any of the Companies is a party, to have paid as contributions thereto as of the Closing Date. Each of the Companies has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

                  (d) Transactions. None of the Companies has engaged in any transaction with respect to the Employee Benefit Plans which would subject any of the Companies to a tax, penalty or liability for prohibited transactions under ERISA or the Code, and none of the Companies, their respective directors, officers or employees to the extent they or any of them are fiduciaries with respect to such plans, breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA or taken or failed to take any action that would result in any claim being made under, by or on behalf of any such plans by any party with standing to make such claim.

                  (e) Documents. The Shareholders have delivered or caused to be delivered to the Purchaser and its counsel true and complete copies of (i) all Employee Benefit Plans as in effect for all of the Companies, together with all amendments thereto which will become effective at a later date, as well as the latest IRS determination letter obtained with respect to any such Employee Benefit Plan qualified under Section 401 or 501 of the Code, (ii) Form 5500 for the three most recent completed fiscal year for each Employee Benefit Plan required to file such form, (iii) all trust agreements and insurance or annuity contracts relating to all Employee Benefit Plans, (iv) the current Summary Plan Description for each Employee Benefit Plan (or other descriptions of such Employee Benefit Plans provided to employees) and any material modifications thereto, and (v) the Summary Annual Report for the three most recent completed fiscal years for each Employee Benefit Plan required to provide such report to participants.

                  (f) COBRA. The Companies have complied with the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended ("COBRA").

                  (g) None of the Employee Benefit Plans provides health care or any other non-pension benefit to any employee after their employment was terminated (other than as required by COBRA), or has ever promised to provide such post-termination benefits. There are no promised increases in benefits (whether expressed, implied, oral or written) under any Employee Benefit Plan, nor are there any obligations, commitments or understandings to continue any benefits under such Employee Benefit Plans (whether expressed, implied, oral or written), except as required by COBRA. Each Employee Benefit Plan may be modified, amended, or terminated by the Companies at any time. As of the Closing Date, each Employee Benefit Plan may be terminated by the Companies without any further liability or obligation on the part of the Companies, other than the payment of benefits pursuant to such plan, and the termination of any Employee Benefit Plan will not accelerate or increase any benefits payable under such plan.

                  (h) Except as set forth in the Schedules attached hereto or contemplated in connection with the Termination and Release Agreements, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will (i) result in any payment to be made by the Companies (including, without limitation, severance, unemployment compensation, or parachute payment (as defined in Section 280G of the Code)) becoming due to any employee, director or consultant, or (ii) increase any benefits otherwise payable under any Employee Benefit Plan.

         3.24 No Changes Prior to Closing Date. Except as set forth on Schedule 3.24, during the period from the Balance Sheet Date to and including the Closing Date, except as otherwise expressly contemplated by this Agreement, none of the Companies has, or will have (a) suffered any material adverse change in their respective working capital, financial condition, assets, liabilities, business or prospects, experienced any labor difficulty or suffered any material casualty loss (whether or not insured), (b) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the Ordinary Course of

Business, (c) permitted any of their respective assets to be subjected to any Encumbrances, (d) paid, discharged or satisfied any claim, Encumbrance or liability other than those which are reflected on the Balance Sheets or which were incurred after the Balance Sheet Date in the Ordinary Course of Business,
(e) sold, transferred or otherwise disposed of any assets except in the Ordinary Course of Business, (f) made any capital expenditure or commitment therefor, except in the Ordinary Course of Business, (g) made any distribution on any shares of their respective capital stock, or redeemed, purchased or otherwise acquired any shares of their respective capital stock or granted any option, warrant or other right to purchase or acquire any such shares, (h) issued or committed to issue any shares of capital stock or obligations or securities convertible into or exchangeable for shares of capital stock, (i) made any bonus or profit sharing distribution or payment of any kind except in the Ordinary Course of Business, 0) increased their indebtedness for borrowed money, except current borrowings from banks in the Ordinary Course of Business, or made any loan to any Person, (k) written down the value of any inventory or written off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course of Business charged to applicable reserves, none of which individually or in the aggregate is material to any of the Companies, (l) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any executive employee or other employees, or any increase in any benefits payable under any Employee Benefit Plan except in the Ordinary Course of Business, (m) canceled or waived any claims or rights of substantial value, (n) made any change in any method of accounting or auditing practice, (o) otherwise conducted its business or entered into any transaction except in the usual and ordinary manner and in the Ordinary Course of Business, or (p) agreed, whether or not in writing, to do any of the foregoing.

         3.25 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Shareholders or any of the Companies is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Affiliate of the parties hereto, in connection with any of the Contemplated Transactions.

         3.26 Directors and Officers. Schedule 3.26 sets forth a complete list showing the names of all the directors and officers of each of the Companies.

         3.27 Licenses, Permits, Consents and Approvals. Each of the Companies has, and at the Closing Date will have, all Governmental Authorizations required to conduct their respective businesses. Except as set forth on Schedule 3.27, no Consent, notice or other action of any kind by any of the Companies or either of the Shareholders will be required as a result of the consummation of the Contemplated Transactions (a) to avoid the loss of any Governmental Authorization or the violation, breach or termination of, or any default under, or the creation of any Encumbrances on any asset of any of the Companies pursuant to the terms of, any Legal Requirement or any Contract binding upon any of the Companies or to which any such asset may be subject or (b) to enable the Purchaser (or the Doctors with respect to the Professional Corporation) to continue the operation of each of the Acquired Companies substantially as conducted prior to the Closing Date. All such filings (other than those, if any, which may be required to be filed, given, obtained or taken solely by the Purchaser) will be duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

         3.28     Environmental and Health and Safety Matters.

                  (a)      Except as set forth on Schedule 3.28:

                           (i) Each of the Companies is and has been in
compliance at all times with all applicable Environmental and Safety Requirements, and none of the Companies has received any notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under Environmental and Safety Requirements with respect to the past or present operations or properties of the respective businesses.

                           (ii) Each of the Companies has obtained, and is and
has been in compliance at all times with all terms and conditions of, all permits, licenses and other authorizations required pursuant to Environmental and Safety Requirements for the occupation of the properties of their respective businesses and the conduct of their respective operations.

                           (iii) To the Knowledge of the Shareholders, none of
the following exists at any property owned or occupied by any of the Companies: asbestos-containing material in any form or condition; polychlorinated biphenyl-containing materials or equipment; or underground storage tanks.

                           (iv) The transactions contemplated by this Agreement
do not impose any obligations under Environmental and Safety Requirements for site investigation or cleanup or notification to or consent of any Governmental Body or third parties.

                           (v) No facts, events or conditions relating to the
past or present properties or operations of the respective businesses of any of the Companies or, to the Shareholders' Knowledge, properties contiguous thereto will (x) prevent, hinder or limit continued compliance by any of the Companies with Environmental and Safety Requirements, (y) give rise to any corrective, investigatory or remedial obligations on the part of any of the Companies pursuant to Environmental and Safety Requirements, or (z) give rise to any liabilities on the part of any of the Companies (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including, without limitation, those liabilities relating to on site or off site hazardous substance releases, personal injury, property damage or natural resources damage.

                           (vi) None of the Companies has assumed any
liabilities or obligations of any third party under Environmental and Safety Requirements.

                  (b) The Shareholders have delivered or made available to the Purchaser true, complete and correct copies of all environmental reports, analyses, tests or monitoring in the possession of any of the Companies or the Shareholders pertaining to any property owned or operated in connection with the respective businesses of any of the Companies and a true, complete and correct list identifying all third party facilities at which contaminants generated in connection with the respective businesses of any of the Companies (whether by any of the Companies or any prior owner or occupant) have been transported, treated, stored, handled or disposed within the past five years.

         3.29 Certain Payments. None of the Companies nor any director, officer, agent or employee of any of the Companies, nor any other Person associated with or acting for or on behalf of any of the Companies, has directly or indirectly
(a) made, offered or agreed to offer any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any of the Companies or any Affiliate of any of the Companies, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of any of the Companies.

         3.30 Relationships with Related Persons. Except as set forth in
Schedule 3.30, none of the Shareholders or any Related Person of a Shareholder or any of the Companies has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to any of the Companies' businesses. None of the Shareholders, or any Related Person of a Shareholder or any of the Companies is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any of the Companies other than business dealings or transactions conducted in the Ordinary Course of Business with the Companies at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with any of the Companies with respect to any line of the products or services of such Company (a "Competing Business") in any market presently served by such Company except for the ownership of less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 3.30, none of the Shareholders or any Related Person of a Shareholder or any of the Companies is a party to any Contract with, or has any claim or right against, any of the Companies.

         3.31 Fraud and Abuse. None of the Companies or any of their respective or either of the Shareholders predecessors has engaged in any activities that are prohibited under federal Medicare and Medicaid statutes, 42 U.S.C. Section1320a-7b, the False Claims Act, Virginia Practitioner Self-Referral Act or the regulations promulgated pursuant to such statutes, or any similar federal, state or local statutes or regulations or which are prohibited by binding rules of professional conduct, including but not limited to the following:

                  (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment;

                  (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

                  (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; and

                  (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other applicable third party payors, or (iii) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or order of any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid or other applicable third party payors.

         None of the Companies provide or have provided any item or service for which a claim for payment, in whole or in part, has been made or submitted to Medicare or Medicaid, other than with respect to Medicaid claims at the store location on "G Street" in Washington, D.C.

                                   ARTICLE IV

                        REPRESENTATIONS OF THE PURCHASER

         The Purchaser represents, warrants and agrees as follows:

         4.01 Existence and Good Standing of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

         4.02 Power and Authority. The Purchaser has the corporate power and authority to make, execute, deliver and perform this Agreement, and this Agreement has been duly authorized and approved by all required corporate action of the Purchaser.

         4.03 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Purchaser is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Affiliate of the parties hereto, in connection with any of the Contemplated Transactions.

         4.04 Restrictive Documents. The Purchaser is not subject or a party to, any charter, by-law, Contract, Legal Requirement, Order, Governmental Authorization or any other

Encumbrance or restriction of any kind or character, which would prevent consummation of the Contemplated Transactions.

         4.05 Investment Intent. The shares of the Stock being acquired by the Purchaser hereunder are being purchased for the Purchaser's own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. The Purchaser understands that the shares of the Stock have not been registered under the Securities Act or any applicable state laws by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and such laws, and that the shares of the Stock must be held indefinitely unless such shares are registered under the Securities Act and any applicable state laws or are exempt from registration.

         4.06 Commitment Letter. The Purchaser has received a commitment letter from a financial institution with respect to providing the funds required by the Purchaser to consummate the Contemplated Transactions. A copy of such commitment letter has been provided to the Shareholders.

                                    ARTICLE V

                           CONDUCT OF BUSINESS, REVIEW

         5.01 Conduct of Business of the Companies. During the period from the date of this Agreement to the Closing Date, the Shareholders shall cause each of the Companies to conduct their respective operations only according to their ordinary and usual course of business and to use their respective best efforts to preserve intact their respective business organizations, keep available the services of their respective officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, lessees, clients and others having business relationships with them. Notwithstanding the immediately preceding sentence, pending the Closing and except as may be first approved by the Purchaser or as is otherwise permitted or required by this Agreement, the Shareholders will cause each of the Companies to (a) maintain their respective Articles of Incorporation and By-Laws to be maintained in their form on the date of this Agreement, (b) maintain the compensation payable or to become payable by any of the Companies to any officer, employee or agent at their levels on the date of this Agreement, (c) refrain from making any bonus, pension, retirement or insurance payment or arrangement to or with any such persons except those that may have already been accrued, and bonus and insurance payments in the Ordinary Course of Business and consistent with the past practice of the Companies, (d) refrain from entering into any contract or commitment except contracts in the Ordinary Course of Business, (e) refrain from paying or declaring any dividends or make any distribution in cash or in property to any of the Shareholders, (f) refrain from creating, incurring, or assuming any long-term or short-term debt whether for money borrowed or otherwise, (g) refrain from assuming, guarantying, endorsing or otherwise become liable or responsible for the obligation of any Person, (h) refrain from making any loans, advances or capital contributions to, or investments in, any other Person, (i) refrain from making any change affecting any bank, safe deposit or power of attorney arrangements of any of the Companies, 0) refrain from incurring or committing to any capital expenditure, obligations or liabilities in respect thereof which in the aggregate exceed or would exceed $10,000 on a cumulative basis, (k) refrain from any action which may subject the respective assets of the Companies to any Encumbrance of any kind or character except in the Companies' respective Ordinary Course of Business, and (1) refrain from taking any action, the taking of which, or from omitting to take any action, the omission of which, would cause any of the representations and warranties contained in Article III to fail to be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date. During the period from the date of this Agreement to the Closing Date, the Shareholders shall cause each of the Companies to confer on a regular and frequent basis with one or more designated representatives of the Purchaser to report material operational matters and to report the general status of ongoing operations. The Shareholders shall cause each of the Companies to notify the Purchaser of any unexpected emergency or other change in the normal course of any of their respective businesses or in the operation of any of their respective properties and of any Proceeding (or communications indicating that the same may be contemplated), involving any material property of any of the Companies, and to keep the Purchaser fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith. Except as otherwise expressly permitted by this Agreement, and without limiting the generality of the foregoing, between the date of this Agreement and the Closing Date, the Shareholders will not, and will cause each of the Companies not to, without the prior written consent of the Purchaser, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in
SECTION 3.24 hereof is likely to occur.

         5.02 Review of the Companies. The Shareholders shall cause each of the Companies to permit the Purchaser and its representatives to have, after the date of execution hereof, full access to the premises and to all the books and records of each of the Companies and to cause the officers of the Companies to furnish the Purchaser with such financial and operating data and other information with respect to the business and properties of the Companies as the Purchaser shall from time to time reasonably request.

         5.03 Required Approvals. As promptly as practicable after the date of this Agreement, the Shareholders will, and will cause each of the Companies to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions, including, without limitation, the filing, if any, required under the HSR Act. Between the date of this Agreement and the Closing Date, the Shareholders will, and will cause each of the Companies to, (a) cooperate with the Purchaser with respect to all filings that the Purchaser elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with the Purchaser in obtaining all consents identified in Schedules 3.13 or 3.27.

         5.04 Notification. Between the date of this Agreement and the Closing Date, the Shareholders will promptly notify the Purchaser in writing if either of the Shareholders becomes aware of any fact or condition that causes or constitutes a Breach of any of the Shareholders' representations and warranties as of the date of this Agreement, or if either of the Shareholders becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules attached hereto if such Schedule were dated the date of the occurrence or discovery of any such fact or condition, the Shareholders will promptly deliver to the Purchaser a supplement to such Schedule specifying such change. During the same period, the Shareholders will promptly notify the Purchaser of the occurrence of any Breach of any covenant of the Shareholders in this Article V or of the occurrence of any event that may make the satisfaction of the conditions in Article VII or VIII impossible or unlikely.

         5.05 Payment of Indebtedness by Related Persons. Except as expressly provided in this Agreement, the Shareholders will cause all indebtedness owed to any of the Companies by a Shareholder or any Related Person of a Shareholder or any of the Companies to be paid in full prior to or at the Closing.

         5.06 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to SECTION 10.01 hereof, the Shareholders will not, and will cause each of the Companies and their respective Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Purchaser) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the any of the Companies, or any of the capital stock of any of the Companies, or any merger, consolidation, business combination, or similar transaction involving any of the Companies. The Shareholders will promptly communicate to the Purchaser the terms of any proposal received or the fact that either of the Shareholders or any of the Companies has received inquiry with respect to, or have participated in discussions or negotiations in respect of, any such transaction, and the identity of any Persons who initiated or participated in such discussions or negotiations.

                                   ARTICLE VI

                                MUTUAL COVENANTS

         The Purchaser covenants with the Shareholders, and the Shareholders covenant with the Purchaser, that:

         6.01 Return of Documents and Disclosure. If this Agreement is terminated for any reason pursuant to SECTION 10.01 hereof, each party shall return all documents and materials and copies thereof which shall have been furnished by or on behalf of the other party, and each party hereby covenants that it/they will not disclose to any Person any confidential or proprietary information about the other party or any information regarding the transactions contemplated hereby, except insofar as may be necessary to assert its rights hereunder or as required by law.

         6.02 Cooperation. Subject to the terms and conditions herein provided, each party hereto will use such party's Best Efforts to take, or cause to be taken, such actions, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and applicable law to consummate and make effective all of the Contemplated Transactions.

         6.03 Publicity. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as the Purchaser and the Shareholders mutually determine. Unless consented to by the other party in advance or required by Legal Requirements, prior to the Closing, Shareholders shall, and shall cause the Companies to, and the Purchaser shall, keep this Agreement strictly confidential and may not make any disclosure of this Agreement or the Contemplated Transactions to any Person including, without limitations employees of the Companies. Shareholders and the Purchaser will consult with each other concerning the means by which the Companies' employees, customers, and suppliers and others having dealings with the Companies will be informed of the Contemplated Transactions, and the Purchaser will have the right to be present for any such communication.

         6.04 Use of Dr. Samit Name. The Purchaser shall cease using "Dr. Samit" or any name similar thereto in connection with the marketing or operation of the Companies on or before one hundred and eighty (I 80) days after the Closing Date. The parties agree that the Companies shall have the right to use the name "Dr. Samit" during such transition period.

                                   ARTICLE VII

                    CONDITIONS TO THE PURCHASERS OBLIGATIONS

         All obligations of the Purchaser to be discharged under this Agreement at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, unless waived in writing by the Purchaser prior to or at the Closing:

         7.01 Truth of Representations and Warranties. The representations and warranties of the Shareholders contained in this Agreement or in any Schedule delivered pursuant hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Shareholders shall have each delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

         7.02 Covenants and Agreements of the Shareholders. The Shareholders shall have caused all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing to be so performed or complied with. The Shareholders shall have each executed and delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

         7.03 Good Standing and Tax Certificates. The Shareholders shall have delivered to the Purchaser (a) copies of the charters of each of the Companies, including all amendments thereto, certified by the respective Secretary of State of the state of incorporation of each of the Companies and (b) certificates as to the tax status of each of the Companies certified by the tax authority in the respective jurisdiction of incorporation and each jurisdiction in which such Company is qualified to do business.

         7.04 No Material Adverse Change. Prior to the Closing Date, there shall have been no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, the results of operations, or prospects of any of the Companies since the Balance Sheet Date, and there shall not have been any events, circumstances or developments which, with the passage of time, might reasonably be expected to have a Material Adverse Effect on any of the Companies, and the Shareholders shall have each delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

         7.05 No Litigation Threatened. No Proceeding shall have been instituted or, to the Knowledge of the Shareholders, threatened before a court or other Governmental Body or by any public authority to restrain or prohibit any of the Contemplated Transactions, and the Shareholders shall have each delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

         7.06 Consents; Filings. All Consents necessary to permit the consummation of the Contemplated Transactions shall have been received. All filings shall have been duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

         7.07 Proceedings. All Proceedings to be taken in connection with the Contemplated Transactions and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser and its counsel and the Purchaser shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         7.08 Opinion of Counsel. The Shareholders shall have furnished the Purchaser with a favorable opinion, dated the Closing Date, of Shaw, Pittman, Potts & Trowbridge in substantially the form of Exhibit O attached hereto.

         7.09 Restrictive Agreements; Change of Control Payments. All agreements restricting the transfer of the shares of the Stock to the Purchaser shall have been terminated. The optometrists and other persons listed on Exhibit J attached hereto shall have executed and delivered a Termination and Release Agreement with respect to the right to receive any termination payment and his or her respective employment agreement. Concurrent with the Closing, such optometrists and other persons shall be paid the consideration set forth in the respective Termination and Release Agreement, such payment being deemed to be made by the entity set forth on Exhibit J.

         7.10 PC Purchase Agreement. The transactions contemplated by the Master Transaction Agreement and the PC Purchase Agreement shall be consummated prior to or concurrent with the Closing upon the terms set forth in such agreements, and none of the Doctor's conditions to closing set forth in the PC Purchase Agreement shall have been waived by the Doctor without the prior written consent of the Purchaser.

         7.11 Management Services Agreements. The Professional Corporation shall have executed the Management Services Agreements.

         7.12 Optometric Director Agreement. The Doctor, and entity owned by the Doctor and HEI shall have executed and delivered the Optometric Director Agreement.

         7.13 Consulting Agreement. Dr. Samit shall have executed and delivered the Consulting Agreement.

         7.14 Non-Competition Agreement. Dr. Davidson shall have executed and delivered the Non-Competition Agreement.

         7.15 Employment and Non-Competition Agreements. The optometrists listed on Exhibit J attached hereto and the Professional Corporation shall have executed and delivered the Employment and Non-Competition Agreements.

         7.16 Key Employee. Robert H. Brodney shall have executed and delivered the Employment Agreement.

         7.17 Escrow Agreement. The Shareholders and the Escrow Agent shall have executed and delivered the Escrow Agreement.

         7.18 Financing. The Purchaser shall have obtained financing, upon terms acceptable to Purchaser, as necessary to fund the acquisition of the Stock.

         7.19 Related Party Debt. All amounts owed to any of the Companies by Related Persons of the Companies or the Shareholders shall have been repaid in full prior to or at the Closing.

         7.20 Resignation of Officers and Directors. All of the officers and directors of each of the Companies, unless otherwise requested by the Purchaser, shall have resigned effective upon the consummation of the Contemplated Transactions.

         7.21 Bank Accounts. The permitted signatories on each of the bank accounts of the Acquired Companies shall have been changed as instructed by the Purchaser.

         7.22 Leases; Landlord Estoppel Letters. The landlords with respect to each of the real property leases of the Companies shall have delivered estoppel certificates (the "Landlord Estoppel Certificate") in substantially the form of Exhibit P attached hereto with such changes, additions and deletions acceptable to the Purchaser. Each of the leases with respect to the Companies' stores shall be assigned to Visionary Properties, Inc., a Delaware corporation and wholly-owned indirect Subsidiary of ECCA and concurrently sublet to the Professional Corporation (with respect to the stores in Virginia) and to HEI (with respect to the stores in Maryland and Washington D.C.), such sublease (the "Sublease Agreement") to be in substantially the form of Exhibit Q attached hereto with such changes, additions and deletions acceptable to the Purchaser. The form of Assignment (the "Assignments") assigning each such Lease to Visionary Properties, Inc., shall be in substantially the form of Exhibit R attached hereto with such changes, additions and deletions acceptable to the Purchaser. Each estoppel certificate shall so reflect the landlord's consent to such assignment and concurrent sublease.

         7.23 Management of Herndon Store. The Management Agreement between Eye Care Centers, Inc. and the Professional Corporation with respect to the management of the Hemdon, Virginia store shall be in such form and substance satisfactory to the Purchaser.

         7.24 Option to Purchase the Professional Corporation. The Doctor shall have executed and delivered to the Purchaser the Option Agreement (the "Option Agreement") in the form of Exhibit S attached hereto granting to the optionee, or its designee, an option to purchase all of the shares of common stock of the Professional Corporation.

         7.25 Release. Each of the Shareholders shall have executed and delivered to the Purchaser a Release.

         7.26 HSR Certificate. Dr. Robert Samit shall have executed and delivered a certificate, in form satisfactory to the Purchaser, to the effect his total assets for purposes of the HSR Act are less than $10,000,000.

         7.27 Management Agreement. Any management agreement between TSGI and any of the other Companies shall be terminated prior to Closing.

                                  ARTICLE VIII

                   CONDITIONS TO THE SHAREHOLDERS' OBLIGATIONS

         All obligations of the Shareholders to be discharged under this Agreement at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, unless waived in writing by the Shareholders prior to or at the Closing:

         8.01 Truth of Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Purchaser shall have delivered to the Shareholders a certificate, dated the Closing Date, to such effect.

         8.02 Covenants and Agreements of the Purchaser. The Purchaser shall have caused all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing to be so performed or complied with. The Purchaser shall have executed and delivered to the Shareholders a certificate, dated the Closing Date, to such effect.

         8.03 No Litigation Threatened. No Proceeding shall have been instituted or, to the Knowledge of the Purchaser, threatened before a court or other Governmental Body or by any public authority to restrain or prohibit any of the Contemplated Transactions.

         8.04 Consents; Filings. All Consents, if any, necessary to permit the consummation of the Contemplated Transactions shall have been received. All filings shall have been duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

         8.05 Proceedings. All Proceedings to be taken in connection with the Contemplated Transactions and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Shareholders and their respective counsel, and the Shareholders shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         8.06 Escrow Agreement. The Purchaser and the Escrow Agent shall have executed and delivered the Escrow Agreement.

         8.07 Consulting Agreement. The Purchaser shall have executed and delivered the Consulting Agreement.

         8.08 PC Purchase Agreement. The transactions contemplated by the Master Transaction Agreement and the PC Purchase Agreement shall be consummated prior to or concurrent with the Closing.

         8.09 Dr. Davidson Agreement. The letter agreement between Dr. Davidson and the Purchaser regarding Dr. Davidson's practice and its relationship to the Companies post-Closing shall be in form and substance satisfactory to Dr. Davidson and shall have been executed by all parties thereto.

         8.10 Officers' Certificates. The certificates contemplated in SECTION 2.06(a)(III) shall have been delivered to the Purchaser and the Shareholders.

                                   ARTICLE IX

                            INDEMNIFICATION; REMEDIES

         9.01 Survival, Right to Indemnification Not Affected by Knowledge. All representations warranties, covenants, and obligations in this Agreement and the Schedules attached hereto, and the certificates delivered pursuant to SECTION
2.06 hereof, and any other certificate or document delivered pursuant to this Agreement shall survive the Closing. The right of any party hereto to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or upon the performance of or compliance with any covenant or obligation, will not affect the right of any party hereto to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

         9.02 Indemnification and Payment of Damages by Shareholders. The Shareholders Jointly and severally will indemnify and hold harmless the Purchaser, and its Representatives, shareholders, controlling persons, and Affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of any loss, liability, claim, damage (including all damages to which such party is entitled under applicable laws), or expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                  (a) any Breach of any representation or warranty made by any of the Shareholders in this Agreement or any Schedule attached hereto, or any other certificate or document delivered by any of the Shareholders pursuant to this Agreement;

                  (b) any Breach of any representation or warranty made by any of the Shareholders in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Schedules attached hereto;

                  (c) any Breach by either of the Shareholders of any covenant or obligation of such Shareholders in this Agreement;

                  (d) any product shipped or manufactured by, or any services provided by, the Companies prior to the Closing Date;

                  (e) any matter disclosed in Schedule 3.28;

                  (f) any liability or obligation of any of the Companies as of the Closing Date not reflected on the Closing Date Balance Sheet as it may be adjusted pursuant to the provisions of SECTIONS 2.03(b) and (c);

                  (g) any claim by any Person for broker's or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any of the Shareholders or any Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

                  (h)      the Medicaid Investigation;

                  (i) any liability or obligation arising out of or relating to the failure of the Shareholders to obtain any consent required in connection with consummation of the Contemplated Transactions including, without limitation, the Landlord Estoppel Certificate and consents contained therein; provided, however, that the Shareholders shall be entitled to reasonable control of the process of obtaining the Landlord Estoppel Certificates on and after the Closing Date; and provided further that this indemnification shall not apply to
(a) any Landlord Estoppel Certificate or lease assignment that the Shareholders fall to obtain as a result of ECCA's failure to consent to any reasonable terms the landlords seek in connection with such Certificate or assignment, or (b) the lease for real property located at 4301 Wisconsin Ave., N.W., Washington, D.C.; or

                  (j) any liability or obligation arising out of or relating to the leasehold interest conveyed to Day, Patterson & Whitten, M.D., P.C. pursuant to that certain Asset Purchase Agreement dated March 28, 1995 by and between MVS, the Professional Corporation and Day, Patterson & Whitten, M.D., P.C.

         The remedies provided in this SECTION 9.02 will not be exclusive of or limit any other remedies that may be available to the Purchaser or the other Indemnified Persons. The Shareholders acknowledge and agree that the execution and delivery of the Management Services Agreements and performance thereunder by the Professional Corporation is a material inducement for the Purchaser to consummate the Contemplated Transactions and that the Purchaser and its Affiliates are relying, and are entitled to rely, on the representations and warranties of the Shareholders herein relating to the Professional Corporation.

         9.03 Indemnification and Payment of Damages by Shareholders--Environmental Matters. The Shareholders agree, jointly and severally, to indemnify and hold the Purchaser harmless from Damages suffered or paid, directly or indirectly, as a result of any and all claims, demands, suits, causes of action, proceedings, judgments and liabilities (whether asserted directly or as a common law or statutory claim for contribution or indemnity), including, without limitation, the costs of any remedial action, expert and engineering fees, reasonable attorney's fees and costs incurred in litigation or otherwise, assessed, incurred or sustained by or against any of them with respect to or arising out of the failure of the representation and warranty set forth in SECTION 3.28 hereof to be true and correct in all respects as of the date of this Agreement and as of the Closing Date or the failure of any other representation or warranty set forth in this Agreement or any Schedule delivered pursuant hereto to be true and correct in all respects as of the date of this Agreement and as of the Closing Date as a result of a violation or alleged violation of any Environmental and Safety Requirements or any environmental claim against the Companies, the presence or existence of any contaminants or hazardous material in or on the ground or any ground water or water source or supply (regardless of whether such contaminant or hazardous material is located on or under the facilities of the Companies) arising from any use, storage, transportation, disposal or spill thereof by any of the Companies, the need to take any remedial action or any release by any of the Companies. The Purchaser will be entitled to control any cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this SECTION 9.03. The procedure described in
SECTION 9.09 will apply to any claim solely for monetary damages relating to a matter covered by this SECTION 9.03.

         9.04 Indemnification and Payment of Damages by the Purchaser. The Purchaser will indemnify and hold harmless the Shareholders, and will pay to the Shareholders the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by the Purchaser in this Agreement or in any certificate delivered by the Purchaser pursuant to this Agreement, (b) any Breach by the Purchaser of any covenant or obligation of the Purchaser in this Agreement, (c) any claim arising after the Closing Date (i) made by one or more third parties against the Shareholders based solely on their capacity as officers or directors of any of the Companies or shareholders of either TSGI or the Professional Corporation prior to the Closing Date, or (ii) made against any guaranty or lease that either of the Shareholders may have executed with respect to obligations of any of the Companies under any of the Leases, in each case to the extent such claim is based on facts or circumstances arising after the Closing Date and neither the Purchaser or the Doctor is entitled to indemnification with respect to such claim pursuant to SECTION 9.02 or 9.03 hereof or SECTION 9.02 or 9.03 of the PC Purchase Agreement, respectively, or (d) any claim by any Person for broker's or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with the Purchaser (or any Person acting on its behalf) in connection with any of the transactions contemplated hereby.

         9.05 Time Limitations. If the Closing occurs, the Shareholders will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, (other than those in SECTIONS 3.01, 3.03, 3.15, 3.199 3.239 3.28, 3.299 3.30 and
3.31), unless on or before April 30, 2000, the Purchaser notifies the Shareholders of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Purchaser; provided, however, a claim with respect to SECTION 3.15 or 3.23 may be made by the Purchaser at any time prior to the expiration of the applicable statute of limitations, including any extension thereof, provided further that with respect to a claim made in connection with SECTIONS 3.19, 3.28, 3.29, 3.30 or 3.31, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date (other than SECTION 9.02(H) if there has not been a Final Settlement of the Medicaid Investigation), the Shareholders will have no liability (for indemnification or otherwise) unless on or before April 30, 2003 the Purchaser notifies the Shareholders of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Purchaser; and further provided that a claim with respect to SECTIONS 3.01 or 3.03, or
SECTION 9.02(H) may be made at any time. If the Closing occurs, the Purchaser will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before April 30, 2000, Shareholders notify the Purchaser of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Shareholders, provided, however, that a claim made in connection with SECTION 9.04(c) may be made at any time.

         9.06 Limitations on Amount -- Shareholders. Except as provided in the following two sentences, with respect to the matters described in SECTIONS 9.02(a) or (b) and SECTION 9.03 of this Agreement or SECTIONS 9.02(a) and (b) and SECTION 9.03 of the PC Purchase Agreement, the Shareholders will have no liability (for indemnification or otherwise) until, and only to the extent that, the total of all Damages under such Sections with respect to such matters exceeds $100,000 in the aggregate. This SECTION 9.06 will not apply to any Breach of any of the Shareholders' representations, warranties or covenants contained in SECTIONS 3.01, 3.03, 3.15, 3.16, 3.29, 3.30 and 3.31.
Notwithstanding anything in SECTIONS 9.02 or 9.03 to the contrary, the Shareholders indemnification liability to the Purchaser under SECTIONS 9.02 and
9.03 of this Agreement and SECTIONS 9.02 and 9.03 of the PC Purchase Agreement shall not exceed $15,000,000 in the aggregate; provided, however, that this limitation shall not apply to claims or losses arising from fraud, willful misfeasance, gross negligence or misconduct committed by either of the Shareholders. This SECTION 9.06 will not apply to any Breach of any of the Shareholders' representations and warranties of which the Shareholders had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by either of the Shareholders of any covenant or obligation, and Shareholders will be jointly and severally liable, for all Damages with respect to such Breaches.

         9.07 Limitation on Amount -- the Purchaser. Except as provided in the following two sentences, with respect to the matters described in SECTION 9.04(a) of this Agreement and SECTIONS 9.04(a) of the PC Purchase Agreement, the Purchaser will have no liability (for indemnification or otherwise) until, and only to the extent that, the total of all Damages with respect to such matters exceeds $100,000 in the aggregate. This
SECTION 9.07 will not apply to (i) any Breach of any of the Purchaser's representations and warranties of which the Purchaser had Knowledge at any time prior to the date on which such representation and warranty is made, (ii) any intentional Breach by the Purchaser of any covenant or obligation, or (iii) any Breach of the Purchaser's obligations under SECTION 9.04(c) and the Purchaser will be liable for all Damages with respect to such Breaches.

         9.08 Escrow. Upon notice to the Shareholders, the Purchaser may give notice of an indemnification claim pursuant to SECTION 9.02 or 9.03 and assert such claim against the Escrow Amount in accordance with the terms of the Escrow Agreement. Neither the exercise of nor the failure to give a notice of a claim under the Escrow Agreement will constitute an election of remedies or limit the Purchaser in any manner in the enforcement of any other remedies that may be available to it.

         9.09 Procedure for Indemnification -- Third Party Claims.

                  (a) Promptly after receipt by an indemnified party under
SECTION 9.02, 9.03 or 9.04 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                  (b) If any Proceeding referred to in SECTION 9.09(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes or the Medicaid Investigation, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (1) the indemnifying party is also a party to such Proceeding and the indemnified party reasonably determines that joint representation would be inappropriate, or (11) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this
Article IX for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (a) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (b) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within twenty (20) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any reasonable compromise or settlement effected by the indemnified party.

                  (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                  (d) The Shareholders hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on the Shareholders with respect to such a claim anywhere in the world.

         9.10 Procedure for Indemnification -- Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

         9.11     Procedure for Indemnification - Medicaid Investigation.

                  (a) With respect to the Medicaid Investigation of the Companies, the Shareholders shall be entitled to participate with the Companies in the defense of the Medicaid Investigation; provided, however, if (i) the Purchaser determines in good faith that there is a reasonable probability prove that the Medicaid Investigation may adversely affect it, its Subsidiaries or its Affiliates, (11) the Purchaser reasonably believes such participation would be inappropriate due to a conflict of interest, or (111) such Medicaid Investigation has not been finally settled or compromised with respect to the Companies subject thereto within 180 days of receipt by the Companies of a notice of a claim, charges or other action from the OCC or other applicable regulatory authority, the Purchaser may conduct the defense of the Medicaid Investigation on behalf of the Companies and take such actions to settle and compromise the Medicaid Investigation as it relates to the Companies subject to such investigation in the manner it deems appropriate or advisable. Without limiting the generality of SECTION 9.02(h), the Shareholders will be liable to the Purchaser under this Article IX for all reasonable fees of counsel or any other expenses and costs with respect to the defense of the Medicaid Investigation. No compromise or settlement of the Medicaid Investigation, or any portion thereof, may be effected by the Shareholders (whether such settlement or compromise relates to either of the Shareholders or any Related Person of the Shareholders), without the Purchaser's consent, which may be withheld in its sole discretion; provided, however, the Purchaser shall be obligated to consent to such settlement or compromise if (a) there is no finding or admission by any of the Companies of any violation of Legal Requirements or of any violation of the rights of any Person and no effect on any other claims that may be made by the Purchaser against the Shareholders,
(b) the sole relief provided is monetary damages that are paid in full by the Shareholders or other third parties (of which no more than $750,000 shall be assessed against the Companies), and (c) such compromise or settlement represents the full and final settlement with respect to the Companies as to all matters that are then subject to the Medicaid Investigation and the Companies are fully and finally released from all claims related thereto, such settlement agreement and related release to be in form and substance reasonably satisfactory to the Purchaser.

                  (b) In the event that the Purchaser shall negotiate and enter into a compromise or settlement with the appropriate Governmental Body with respect to the Companies as to the matters that are then subject to the Medicaid Investigation, the Shareholders will not be obligated to indemnify the Purchaser with respect to any compromise or settlement effected without its consent (which consent of the Shareholders may not be unreasonably withheld); provided, however, if the Purchaser determines in good faith that there is a reasonable probability that the Medicaid Investigation may adversely affect it or its Affiliates, the Purchaser shall have the right to compromise, or settle such Medicaid Investigation in its discretion and the Shareholders will be obligated to indemnify the Purchaser with respect to a reasonable settlement or compromise, or to the extent any settlement or compromise is reasonable. Notwithstanding any provision in this Agreement to the contrary, the Purchaser shall be entitled to recover from the Escrow Account the entire amount of such settlement or compromise. If the Shareholders believe such settlement or compromise is unreasonable, the Shareholders' sole remedy shall be to attempt to recover the amounts by which such settlement or compromise is unreasonable through the arbitration process set forth in SECTION 10.14.

                  (c) The Shareholders acknowledge and agree that the Escrow Funds are not intended to be applied toward any monetary damages relating to the Medicaid Investigation to be paid by either of the Shareholders or any Related Person of any of the Shareholders, and such funds are intended to secure the indemnity obligations of the Shareholders with respect to monetary and other damages of the Companies arising out of the Medicaid Investigation and with respect to other indemnification claims by the Purchaser under this Article IX

                  (d) The execution and delivery by all of the Companies subject to the Medicaid investigation of a full and final settlement or compromise of the Medicaid

Investigation as it relates to all of such Companies in accordance with SECTION 9.11(a) or (b) above, and the payment by the Shareholders of indemnification obligations with respect thereto as provided in SECTION 9.02(h), is herein referred to as the "Final Settlement of the Medicaid Investigation."

         9.12 Right of Off-Set. If the Purchaser reasonably believes that it, or any of its Affiliates, has suffered, or will suffer, Damages for which it is entitled to indemnification under this Agreement, the Purchaser may, but if and only to the extent that the Escrow Amount is less than the sum of all indemnification claims against the Shareholder hereunder and under the PC Purchase Agreement, withhold any payments owed to Dr. Samit with respect to the Consulting Agreement, in such amounts equal to the amount of such Damages or a reasonable estimate thereof, as a set-off and in satisfaction of such indemnification claims. If the Purchaser withholds payments with respect to any Damages it estimates it will suffer, the Purchaser shall pay to Dr. Samit the amount, if any, by which such off-set amount exceeds the Damage actually incurred, plus simple interest on such excess amount at the annual rate equal to the lesser of 12% or the maximum rate allowed by applicable law, calculated from the date of such off-set to the day preceding the date of payment of such excess to Dr. Samit.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.01 Termination. This Agreement may, by notice given prior to or at the Closing, be terminated:

                           (i) by the mutual written agreement of the Purchaser
and the Shareholders;

                           (ii) by either the Purchaser, on the one hand, or the
Shareholders, on the other hand, if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived or cured;

                           (iii) (a) by the Purchaser if any of the conditions
contained in Article VII has not been satisfied as of the Closing, or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition on or before October 31, 1997, or (b) by the Shareholders if any of the conditions in Article VIII has not been satisfied as of October 31, 1997, or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Shareholders to comply with their obligations under this Agreement) and the Shareholders have not waived such condition on or before October 31, 1997.

                           (iv) if the Closing shall not have occurred (other
than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) as of October 31, 1997, or such later date as the parties may agree upon in writing.

                  (b) Nothing in this SECTION 10.01 shall relieve any party of any liability for a Breach of this Agreement prior to the termination hereof.

         10.02 Knowledge of the Shareholders. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the Knowledge, information and/or belief of the Shareholders, the Shareholders confirm that they have made due and diligent inquiry as to the matters that are the subject of such representations and warranties.

         10.03 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers; provided, however, that any filing fees incurred in connection with the a filing required under the HSR Act, if any, in connection with the Contemplated Transactions shall be borne one-half (1/2) by the Shareholders and one-half (1/2) by the Purchaser, pro rata in accordance with their respective percentage ownership of the Stock as set forth on Exhibit A attached hereto.

         10.04 Governing Law. The interpretation and construction of this Agreement, the Contemplated Transactions and all matters relating hereto, shall be governed by the laws of the State of Delaware.

         10.05 Enforcement, Service of Process. In the event either party shall seek enforcement of any covenant, warranty or other term or provision of this Agreement or seek to recover damages for the breach thereof, the party which prevails in such proceedings shall be entitled to recover reasonable attorneys' fees and expenses actually incurred by it in connection therewith. The parties hereto agree that the service of process or any other papers upon them or any of them by any of the methods specified and in accordance with SECTION 10.07 hereto (other than by telecopy) shall be deemed good, proper, and effective service upon them.

         10.06 Captions, References. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement. References to a "Section" or "Subsection" when used without further attribution shall refer to the particular sections or subsections of this Agreement.

         10.07 Notices. Any notice or other communications required or permitted hereunder shall be in writing and, unless otherwise provided herein, shall be deemed to have been duly given upon delivery in person, by telecopy, by overnight courier or by certified or registered mail, return receipt requested, as follows:

If to the Shareholders:                   Robert Samit, O.D.
                                          7009 Deep Creek Court
                                          Bethesda, Maryland 20817
                                          Facsimile: (301) 229-5354

                  and:                    Michael Davidson, O.D.
                                          8350 Traford Lane
                                          Springfield, Virginia 22152
                                          Facsimile: (703) 569-3536

With a copy to:                           Shaw, Pittman, Potts & Trowbridge
                                          2300 N. St., NW.
                                          Washington, D.C. 20037
                                          Attn:  Thomas H. McCormick, Esq.
                                          Facsimile: (202) 663-8007

If to the Purchaser:                      Eye Care Centers of America, Inc.
                                          11103 West Avenue
                                          San Antonio, Texas 78213-1392
                                          Attention: Bernard Andrews, President
                                          Facsimile: (210) 524-6996

With a copy to:                           Cox & Smith Incorporated
                                          112 E. Pecan, Suite 1800
                                          San Antonio, Texas 78205
                                          Attention: James B. Smith, Jr.
                                          Facsimile: (210)226-8395

or at such other address or telecopy number as shall have been furnished in writing by any such party, except that such notice of such change shall be effective only upon receipt. Each such notice or other communication shall be effective when received or, if given by mail, when delivered at the address specified in this SECTION 10.07 or on the fifth business day following the date on which such communication is posted, whichever occurs first.

         10.08 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto except that the Purchaser shall have the right, at or before the Closing, to designate (a) a direct or indirect wholly-owned subsidiary to which it may assign it rights and obligations hereunder respecting the purchase of the Stock (a "Designee"); provided, however that any such designation shall (i) be made in writing and be in form and substance reasonably satisfactory to the Shareholders and (ii) evidence the agreement of the Designee to assume and agree to perform the obligations of the Purchaser hereunder and to be bound by this Agreement;

provided, however such assumption and agreement by the Designee shall not relieve or release the Purchaser from any of the Purchaser's obligations hereunder or those pursuant to any agreement or other document entered into or executed pursuant to this Agreement, as to which obligations the Purchaser shall be jointly and severally liable with the Designee, as a principal and not as a surety.

         10.09 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

         10.10 Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof or any other written agreements that the parties enter into pursuant to or relating to the transactions contemplated by this Agreement, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. All exhibits and schedules referred to herein and attached hereto are incorporated herein by reference.

         10.11 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the Purchaser and the Shareholders.

         10.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

         10.13 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and any Designee of the Purchaser.

         10.14 Arbitration, Waiver of Trial By Jury (a) Any and every dispute of any nature whatsoever that may arise between the parties, whether sounding in contract, statute, tort, fraud, misrepresentation, discrimination or any other legal theory, including, but not limited to, disputes relating to or involving the construction, performance or breach of this Agreement, the Master Transaction Agreement, the PC Purchase Agreement, or any schedule, certificate or other document delivered by any party hereto or thereto, or any other agreement between the parties, whether entered into prior to, on, or subsequent to the date of this Agreement, or those arising under any federal, state or local law, regulation or ordinance, shall be determined by binding arbitration in accordance with the then-current commercial arbitration rules of the American Arbitration Association, to the extent such rules do not conflict with the provisions of this paragraph. If the amount in controversy in the arbitration exceeds Two Hundred Fifty Thousand Dollars ($250,000), exclusive of interest, attorneys fees and costs, the arbitration shall be conducted by a panel of three
(3) neutral arbitrators. Otherwise, the arbitration shall be conducted by a single neutral arbitrator. The parties shall endeavor to select neutral arbitrators by mutual agreement. If such agreement cannot be reached within thirty (30) calendar days after a dispute has arisen which is to be decided by arbitration, any party or the parties jointly shall request the American Arbitration Association to submit to each party an identical panel of fifteen (15) persons. Alternate strikes shall be made to the panel, commencing with the party bringing the claim, until the names of three (3) persons remain, or one (1) person if the case is to be heard by a single arbitrator. The parties may, however, by mutual agreement, request the American Arbitration Association to submit additional panels of possible arbitrators. The person(s) thus remaining shall be the arbitrator(s) for such arbitration. If three (3) arbitrators are selected, the arbitrators shall elect a chairperson to preside at all meetings and hearings. The arbitrator(s), or a majority of them, shall have the power to determine all matters incident to the conduct of the arbitration, including without limitation all procedural and evidentiary matters and the scheduling of any hearing. The award made by a majority of the arbitrators shall be final and binding upon the parties thereto and the subject matter. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1-16, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof The arbitrators shall have no authority to award punitive or exemplary damages or any statutory multiple damages, and shall only have the authority to award compensatory damages, arbitration costs, attorneys' fees, declaratory relief and permanent injunctive relief, if applicable. Unless otherwise agreed by the parties, the arbitration shall be held in Atlanta, Georgia This SECTION
10.14 shall not prevent either party from seeking a temporary restraining order or temporary or preliminary injunctive relief from a court of competent jurisdiction in order to protect its rights under this Agreement. In the event a party seeks such injunctive relief pursuant to this Agreement, such action shall not constitute a waiver of the provisions of this SECTION 10.14, which shall continue to govern any and every dispute between the parties, including without limitation the right to damages, permanent injunctive relief and any other remedy, at law or in equity.

                  (b) EACH OF THE PARTIES TO THIS AGREEMENT WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY DISPUTE OF ANY NATURE WHATSOEVER THAT MAY ARISE BETWEEN THEM, INCLUDING, BUT NOT LIMITED TO, THOSE DISPUTES RELATING TO OR INVOLVING, IN ANY WAY THE CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN THE PARTIES, THE PROVISIONS OF ANY FEDERAL, STATE OR LOCAL LAW, REGULATION OR ORDINANCE NOTWITHSTANDING. By execution of this Agreement, each of the parties hereto acknowledges and agrees that he/she/it has had an opportunity to consult with legal counsel and that he/she/It knowingly and voluntarily waives any night to a trial by jury of any dispute pertaining to or relating in any way to the transactions contemplated by this Agreement, the provisions of any federal, state or local law, regulation or ordinance notwithstanding.

         IN WITNESS WHEREOF, the Purchaser and the Shareholders have executed this Agreement to be effective as of the day and year first above written.

                                         EYE CARE CENTERS OF AMERICA, INC.

                                         By:    /s/ Mark Pearson
                                                --------------------------------
                                         Title: CFO



                                         /s/Dr. Robert A. Samit
                                         --------------------------------
                                         Dr. Robert A. Samit


                                         /s/ Michael Davidson
                                         --------------------------------
                                         Dr. Michael Davidson